OMB APPROVAL
OMB Number 3235-0324
Expires: February 28,2006
Estimated average burden hours per response: 990.00

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CORONATION ACQUISITION CORP.

(Exact name of Registrant as specified in its charter)

Nevada	6798	43-1954776

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 741, Bellevue, Washington, 98009 (425) 453-0355

(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

P.O. Box 741, Bellevue, Washington, 98009

(Address of principal place of business or intended principal place of business)

Harry Miller Chairman and Chief Executive Officer CORONATION ACQUISITION CORP. P.O. Box 741, Bellevue, Washington, 98009 (425) 453-0355	Copies to: Derwin Richardson, Esq. DERWIN P. RICHARDSON, Ltd. 11 E. Adams -Suite 604 Chicago, IL 60603 (312) 939-0696

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public:

Upon consummation of the Agreement and Plan of Exchange and Reorganization by and between Coronation Acquisition Corp. and Supreme Property, Inc. dated as of March 31, 2003 described in the enclosed Information statement/Prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	30,000,000	$0.10	$ 3,000,000	$ 243.00

Notes:

  Represents the number of common shares of Coronation to be issued to the stockholders of Supreme pursuant to the Agreement and Plan of Exchange and Reorganization, the shares to be issued to two other parties in connection with the merger and the qualification of resale of shares currently held by Mr. Miller each as described herein.
  Estimated solely for the purpose of calculating the registration fee in accordance with the provisions of Rule 457(f). There is no trading market for the shares and no underwriter will be used by selling stockholders as a result is difficult to predict what an arms-length buyer would be willing to pay for these shares. Book value is approximately $0.05 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of these securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Supreme Property, Inc.
431 E. 75th Street, Chicago, Illinois 60619
(773) 873-9860

Dear Stockholder:

      I am pleased to inform you that the board of directors of Supreme Property, Inc. has carefully considered and approved an agreement and plan of merger which provides for the merger of our company into Coronation Acquisition Corp., a Nevada fully reporting company. Pursuant to the agreement and plan of merger, each share of our stock will be converted into the right to receive 1.3953 shares of the common stock of Coronation Acquisition Corp.

      Our board of directors has determined that the agreement and plan of merger and the merger are fair to and in the best interests of our stockholders.

      Please carefully read the enclosed information statement/prospectus for information about the agreement and plan of merger and the merger. We are an Illinois corporation subject to the Business Corporation Act of the State of Illinois, which requires that the two-thirds of the holders of the voting power of all outstanding shares of our stock adopt the agreement and plan of merger before the merger can be completed. The holders of a majority (74.44%) of the voting power of all of our outstanding shares of stock have already acted by written consent to adopt the agreement and plan of merger. Accordingly, your approval is not required and we will not ask you to vote on the transaction. The enclosed information statement/prospectus should be considered the notice we are required to provide you under Section 7.10 of the Business Corporation Act of the State of Illinois.

      We expect to complete the merger before the end of our second fiscal quarter. Under the rules of the Securities and Exchange Commission, the merger may not be completed until 20 business days after the mailing of the enclosed information statement/prospectus.

      Please do not send in your stock certificates at this time. Promptly after the merger is completed you will receive instructions explaining how to exchange your stock certificates for stock certificates of Coronation Acquisition Corp., whose name will change to Supreme Realty Investment Trust, Inc. on close of the merger.

      We look forward to the successful completion of the merger and to your continued support as a shareholder of Supreme Property, Inc.

                                                      Very truly yours,

                                                 Thomas Elliott

                                                      Thomas Elliott
                                                      President and Chief Executive Officer
                                                      Supreme Property., Inc.

May 27, 2003

The information in this information statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2003

INFORMATION STATEMENT/PROSPECTUS

CORONATION ACQUISITION CORP.                       SUPREME PROPERTY, INC.

This information statement/prospectus relates to the issuance of shares of common stock of Coronation Acquisition Corp. in connection with the acquisition by Coronation Acquisition Corp. of Supreme Property, Inc. pursuant to an agreement and plan of merger dated as of March 31, 2003 and the qualification of 1,350,000 shares of common stock of Coronation Acquisition Corp. previously issued. Shares of common stock of Coronation Acquisition Corp. to which this information statement/prospectus relate consist of:

  27,000,000 shares to be issued to the stockholders of outstanding shares of Supreme Property, Inc. common stock at the closing of the merger;
  1,650,000 shares to be issued to Nick Segounis and SG Financial Services Group at the closing of the merger; and
  1,350,000 shares currently held by Mr. Mr. Miller which are being qualified for resale under this prospectus. Mr. Miller is considered a "selling stockholder" as defined by the Securities and Exchange Commission.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

The shares of Coronation Acquisition Corp. and Supreme Property, Inc. are not traded on any national securities market or quotation system.

We will pay all expenses of this offering. We do not expect to pay underwriting discounts or commissions in connection with the issuance or resale of these shares, although we have agreed to pay a finder's fee in connection with merger. Any person receiving these fees may be deemed an underwriter within the meaning of the Securities Act of 1933, and any profit on the resale of the common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

We intend to permit Mr. Miller and any individuals or entities who will receive shares of our common stock in connection with the merger described above to use this prospectus to cover resales of the shares. If this happens, we will not receive any proceeds from such resales. We will not authorize any person, other than Mr. Miller, to use this prospectus in connection with resales of shares without our prior written consent. For more information, please read "Reselling Securities."

You should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

This information statement/prospectus incorporates important business and financial information about Coronation or Supreme that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request to:
Harry Miller, President CORONATION ACQUISITION CORP. P.O. Box 741 Bellevue, Washington, 98009 (425) 453-0355	OR:	Thomas Elliott, President Supreme Property, Inc 431 E. 75th Street Chicago, IL 60619 (773)873-9850

To obtain timely delivery, you must request the information no later than five business days before the close of the merger transaction.

SUMMARY INFORMATION

This summary contains selected information from this information statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the attached Exhibits. In this information statement/prospectus, "Coronation" refers to Coronation Acquisition Corp. and "Supreme" refers to Supreme Property, Inc. and its wholly-owned subsidiary Supreme Capital Funding, Inc.
The Companies

Coronation
Full Name, Address & Phone Number	Coronation Acquisition Corp. P.O. Box 741, Bellevue, WA, 98009 (425) 453-0355
Business	Coronation is a blank check company formed in the State of Nevada in 2000 solely for the purposes of effecting a merger or acquisition of an operating company.

Supreme
Full Name, Address & Phone Number	Supreme Property, Inc. 431 E. 75th Street, Chicago, IL 60619 (773)873-9850
Business	Supreme is a privately-held, licensed real estate brokerage and real estate acquisition firm. Supreme plans to become a self-administered real estate investment trust or "REIT". Supreme has and plans to continue to acquire, develop, own and operate a portfolio of investment properties.

Supreme currently owns four properties. Supreme intends to diversify its portfolio of real estate as it makes future acquisitions of investment properties, by acquiring properties throughout the United States and by targeting, as opportunities present themselves, each of the following market segments: office, light industrial, retail, residential and special use realty markets.

Subsidiary	Supreme Capital Funding Inc. is a wholly-owned subsidiary of Supreme. It is waiting the receipt of a mortgage banking license from the State of Illinois. This license was applied for in January 2003. On receipt of this license Supreme Capital Funding Inc. intends to provide mortgage origination and other mortgage banking services.

Merger Transaction
We have attached the merger agreement as Exhibit 2 to this information statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.
Basics About This Merger Transaction	On March 31, 2003, Coronation and Supreme signed an agreement and plan of exchange and reorganization. Under the terms of this merger agreement Supreme will merge into Coronation. After the transaction is completed, Supreme will no longer exist and Coronation, as the surviving entity, will carry on the business of Supreme. Coronation will be controlled by the former stockholders of Supreme and the board of directors of Coronation will be the board of directors of Supreme immediately prior to the merger. The name of Coronation will be changed to Supreme Realty Investment Trust, Inc. Coronation will elect to be taxed as a real estate investment trust in the fiscal year ending December 31, 2003. After the merger Coronation will operate as a self-administered, self-managed hybrid real estate investment trust, or REIT with one wholly-owned subsidiary, Supreme Capital Funding, Inc.

Majority Approval Already Obtained for Merger	Majority stockholders of Coronation and Supreme holding over 74% of the issued and outstanding shares of each company have already approved the adoption of the merger agreement and the merger. As a result, no vote by the stockholders of Supreme will be taken because these actions have already been approved by the written consent of the holders of a majority of the outstanding shares of both companies as allowed by their respective corporate statutes. We have attached the form of stockholders' consent of Supreme as Exhibit 99.a to this information statement/prospectus.

What Supreme Stockholders will receive in the Merger	As a result of the merger, Supreme's stockholders will be entitled to receive 1.3953 shares of common stock of Coronation for each share of Supreme that they own. Coronation will not issue any fractional shares of common stock in connection with the merger. Instead, if fractional shares should occur as a result of the exchange rate, such fractional shares will be rounded down.

Ownership of Coronation After the Merger	Coronation will issue approximately 27,000,000 shares of common stock to Supreme stockholders in connection with the merger. Supreme's stockholders will own approximately 89.98% of the outstanding common stock of Coronation after the merger. As of May 27, 2003, there were 19,342,000 shares of Supreme outstanding and no warrants or options.

Federal Tax Consequences of the Merger	Coronation and Supreme intend that the merger qualify as a "reorganization" for federal income tax purposes. If the merger qualifies as a reorganization, stockholders of Supreme's shares will generally not recognize any gain or loss for federal income tax purposes on the exchange of their shares of Supreme for the common stock of Coronation in connection with the merger. The companies themselves, as well as the current holder of Coronation's common stock, will not recognize gain or loss as a result of the merger.

The federal income tax consequences described above may not apply to all stockholders of Supreme's common stock. Your tax consequences will depend on your own situation. You should consult your tax advisor so as to fully understand the tax consequences of the merger to you.

Accounting Treatment	The merger will be treated as a "purchase" for accounting purposes.

Although Coronation will acquire Supreme in the merger, Supreme's stockholders will hold a majority of the voting interests in Coronation on completion of the merger. Accordingly, for accounting purposes, the acquisition will be a "reverse acquisition," and Supreme will be the "accounting acquirer."

Supreme Stockholders have Appraisal or Dissenters Rights	Under the Business Corporation Act of the State of Illinois, the stockholders of Supreme are entitled to appraisal or dissenters' rights in connection with the merger.

Effective Time of Merger	The merger will become effective at the date and time the certificate of merger is filed with the Secretary of State of the State of Nevada. It is anticipated that this filing will be made as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived.

No Regulatory Approval Required	No regulatory approval is required in order to consummate the merger other than the successful registration of the shares to be issued in connection with the merger by the Securities and Exchange Commission and all applicable State securities regulators

Conditions to the Merger	Coronation and Supreme will complete the merger only if specific conditions are satisfied or, in some cases, waived, including the following:
	-	receipt of all stockholder approvals;
	-	this Form S-4 having become effective under the Securities Act of 1933 and all state securities permits or authorizations necessary to issue the shares of Coronation have been obtained;
	-	no legal restraints or prohibitions which would prevent the consummation of the merger;
	-	the representations and warranties of Coronation and Supreme under the merger agreement must be materially true and correct;
	-	that there have been no material adverse change to the parties since signing the agreement; and
	-	the parties have performed all material obligations required to be performed by them under the merger agreement.

Termination of the Merger Agreement	Coronation and Supreme can jointly agree to terminate the merger agreement at any time prior to completing the merger. In addition, either Coronation or Supreme can terminate the merger agreement if:
	-	the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement; or
	-	a law or final and nonappealable court order prohibits the merger.

Restrictions on the Ability to Sell Coronation's Stock	Coronation will place appropriate legends on the certificates of any common stock of Coronation to be received by affiliates of Supreme which are subject to the resale rules of Rule 144. In addition, affiliates of Supreme have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act of 1933 on shares of common stock of Coronation to be received by them in the merger.

All shares of common stock of Coronation received by the stockholders of Supreme, Nick Segounis and SG Financial Services Group in connection with the merger will be freely transferable unless the shareholder is considered an affiliate of either Coronation or Supreme under the federal securities laws.

In addition the share above, the 1,350,000 shares held by Mr. Miller and being qualified for resale under this information statement/prospectus, will also be freely transferable.

The majority stockholders of Supreme and others have agreed to enter into a voluntary escrow agreement regarding the resale of their shares. Under the escrow agreement the stockholders have agreed to not resell 75% the shares of Coronation they will receive under the merger until Coronation has obtained a minimum of $3,000,000 in new debt or equity financing to advance its business. At that time an additional 25% of the shares will be released for resale with an additional 25% being released every three months until 100% of the shares escrowed have been released.

Expenses	Supreme has agreed to pay all expenses incurred in connection with the merger, other than the preparation of the financial statements of Coronation, their SEC filings, exhibits, etc.

Related Transactions to Merger

Name Change	Coronation and its stockholders have agreed to change the name of Coronation to "Supreme Realty Investment Trust, Inc." concurrent with the closing of the merger agreement.

Change of Directors of Coronation	The current board of directors of Supreme will be appointed to the board of directors of Coronation at the close of the merger agreement. Mr. Miller, the sole director and officer of Coronation will resign at that time.

Issuance of 1,650,000 Additional Shares to Two Parties	The board of directors of Supreme and Coronation have agreed to issue 1,650,000 in connection with the merger agreement and closing of the merger to two parties. These parties were integral in introducing Supreme and Coronation to one another.

Cancellation of 3,3650,00 Outstanding Shares of Coronation	Mr. Miller has agreed to cancel 3,650,000 shares of common stock he currently holds in Coronation concurrently on the parties closing the merger agreement.

Risks Related to Merger Agreement	After the transaction is completed, Coronation's success will be totally dependent on the success of the business currently conducted by Supreme. There are no assurances that Supreme's business operations will be profitable after closing the merger agreement. (See "Risk Factors")

Qualification of Shares Held by Mr. Miller for Immediate Resale

Background	Mr. Miller acquired 5,000,000 shares of Coronation on March 2, 2000 when Coronation was considered a blank check company. Mr. Miller has agreed to cancel 3,650,000 of these shares at the time of closing the merger agreement. The remaining 1,350,000 shares, which will represent 4.5% of the issued and outstanding share capital of Coronation on closing of the merger, cannot be sold pursuant to the resale rules of Rule 144 of the Securities Act of 1933 and must instead be registered before they may be sold by Mr. Miller.

In a letter to NASD Regulation, Inc., dated January 21, 2000, the Securities and Exchange Commission staff advised that securities acquired in a blank check company in a private transaction could only be sold if they were subsequently registered for resale.

Offering Terms	The shares of Coronation are not quoted for trading on any national market or quotation system. Mr. Miller may chose to sell all or none of his stock in negotiated private transactions or wait until the shares of Coronation are quoted for trading on a national market or quotation system and then offer his stock at prevailing market prices, or again at privately negotiated prices. There can be no certainty that the shares of Coronation will ever trade in a public market

SELECTED FINANCIAL DATA

Coronation and Supreme have provided the following selected historical financial data to aid you in analyzing the financial aspects of the merger. The information is only a summary and you should read it together with Coronation's financial statements, which are attached as Exhibit 13.1 and 13.2, and Supreme's financial statements, which are attached as Exhibit 13.2 and 13.3 of this information statement/prospectus.

The unaudited pro forma consolidated financial data also set forth below gives effect to the merger of Supreme by Coronation under the purchase method of accounting, as required under the rules of the Securities and Exchange Commission. The selected unaudited pro forma consolidated financial data is based on estimates and assumptions. This data is not intended to represent or be indicative of the consolidated results of operations or financial conditions of Coronation that would have been reported had the merger been completed as of the dates presented, and is not intended to represent or be indicative of future consolidated results of operations or financial condition of Coronation.

Selected Historical Financial Data of Coronation
	Year Ended December 31, 2002	As of Three Month Period Ended March 31, 2003
BALANCE SHEET DATA:
Current Assets: Other Assets: Total Assets: Total Liabilities: Retained Earnings (Deficit): Shareholder Equity	$ 0 0 0 2,390 (2,890) (2,390)	$ 0 0 0 7,555 (4,665) (7,555)

INCOME STATEMENT DATA:
Total Income: Total Expenses: Net Profit (Loss):	$ 0 2,890 (2,890)	$ 0 4,665 (4,665)

Selected Historical Consolidated Financial Data of Supreme
	Year Ended December 31, 2002	As of Three Month Period Ended March 31, 2003
BALANCE SHEET DATA:
Current Assets: Loans & Securities Investments: Real Estate Investments: Other Assets: Total Assets: Total Liabilities: Retained Earnings (Deficit): Shareholder Equity	$ 2,000 100,000 1,947,515 27,434 2,076,949 1,300,664 34,046 776,285	$ 112,835 100,000 1,947,515 27,434 2,187,784 1,293,800 40,371 893,984

INCOME STATEMENT DATA:
Total Income: Total Expenses: Net Profit (Loss):	$ 259,669 $ 224,924 $ 34,775	43,700 37,375 6,325

Selected Unaudited Pro Forma Combined Financial Data of Coronation and Supreme
	Year Ended December 31, 2002	As of Three Month Period Ended March 31, 2003
BALANCE SHEET DATA:
Current Assets: Loans & Securities Investments: Real Estate Investments: Other Assets: Total Assets: Total Liabilities: Retained Earnings (Deficit): Shareholder Equity	$ 2,000 100,000 1,947,515 27,434 2,076,949 1,303,054 31,156 773,895	$ 112,835 100,000 1,947,515 27,434 2,187,784 1,301,355 35,706 886,429

INCOME STATEMENT DATA:
Total Income: Total Expenses: Net Profit (Loss):	$ 259,669 227,814 31,855	43,700 42,040 1,660

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth the historical net loss and book value per share of Coronation and Supreme and the pro forma combined per share data on an unaudited basis after giving effect to the merger using the purchase method of accounting. The data is derived from and should be read in conjunction with Coronation's audited financial statements and related notes, Supreme's audited financial statements and related notes, and the unaudited financial statements and related notes and the unaudited pro forma combined financial information and related notes, which are included elsewhere in this information statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based on information and assumptions available at the time of the filing of this information statement/prospectus.

Neither Coronation or Supreme declared any cash dividends related to their respective common stock during the periods presented.

	Year End December 31, 2002	Year End December 31, 2001
Historical Data Coronation
Net income (loss) per share:
Basic and Diluted	($ 0.0006)	$ 0.0000
Book value per share as of the end of the period(1)	($ 0.0006)	$ 0.0458

Historical Data Supreme
Net income (loss) per share:
Basic and Diluted	$ 0.0019	$ 0.0050
Book value per share as of the end of the period(1)	$ 0.0458	$ 0.0157

Historical Combined Data of Coronation & Supreme
Net income (loss) per share:
Basic and Diluted	$ 0.0013	$ 0.0050
Book value per share as of the end of the period(2)	$ 0.0294	$ 0.0052

Notes:
(1)	Historical book value per share is computed by dividing total stockholders' equity by the number of shares of Coronation or Supreme common stock outstanding at the end of the period.
(2)	Pro Forma combined per share book value is computed by dividing total stockholders' equity Coronation expected to be issued and outstanding (30,000,000) at the closing of the merger.

Risk Factors

As a result of the merger, current Supreme stockholders will be acquiring Coronation common stock. You should consider all of the information included in this information statement/prospectus and its exhibits and all of the information incorporated by reference. In addition you should pay particular attention to the following risks relating to the merger, risks related to the operation of Coronation post merger and risks related to the real estate investment trust industry.

Risks Relating to the Merger

As a stockholder of Coronation, you will have different rights and obligations than you currently have as a Supreme stock holder.

Prior to the merger agreement, your rights and obligations as a Supreme stockholder are governed by the charter and bylaws of Supreme and the Business Corporation Act of the State of Illinois. Following the merger, you will become a stockholder of Coronation and your rights and obligations will be governed by the Nevada Revised Statutes of 2001, as amended and the articles and bylaws of Coronation. In some cases your rights as a shareholder may be more limited than your rights as a Supreme stockholder.

The merger agreement may be a taxable transaction for Supreme stockholders.

Although we believe that the merger agreement will be tax free, we cannot assure you that the IRS will not seek to treat this as a taxable transaction for Supreme stockholders. In the event the merger does not qualify as a tax free transaction, the transfers could result in the realization of gain or loss by the Supreme stockholders. In that case, under certain circumstances, losses, if any, realized by some Supreme stockholders with respect to the merger agreement could be disallowed. The tax free nature of the merger may depend on actions that we take after the merger, including the issuance of additional shares of stock by us.

Risks Related to Our Securities

Our common stock may trade at lower prices.

Our common stock will not trade publicly until after the merger agreement is complete. We cannot assure you that an active trading market will develop or be sustained for our common stock. The market value of our common stock may be affected by many factors, including: governmental regulatory action; changes in tax laws; the level of our earnings; the market's perception of our business and our ability to generate distributions; the value of our assets and our market capitalization; the degree to which our management's interests are perceived to be aligned with the interests of our stockholders; the degree to which we use borrowings; external factors such as interest rates and conditions of the stock markets; and technical factors relating to the supply and demand for shares of our common stock.

Issuances of large amounts of our stock could cause our price to decline.

After the merger, we will have the ability to issue additional shares of common stock, preferred stock and other securities convertible into common stock. We intend to do this in order to acquire additional properties. The issuance of common stock or securities convertible into or exchangeable for our common stock could cause dilution of our existing security holders and a decrease in the market price of our common stock or preferred stock.

Risk Relating to the Business, Finances and Operations of Coronation Post Merger

We may not be able to successfully implement our business plan.

After the merger agreement, we intend to seek to raise additional equity or debt capital and to use the funds we raise, plus additional borrowings, to acquire additional income-producing properties, mortgages, and other loans secured by real estate. We cannot assure you that we will be successful in raising additional equity or debt capital or in obtaining additional debt financing on terms that would be acceptable to us. In addition, even if we raise additional equity or debt capital, we cannot be sure that we will be able to acquire any additional properties meeting our investment criteria on terms that would be acceptable to us. If we raise additional equity but are not able to invest it in additional properties that generate net income for us at least equivalent to the levels generated by our existing properties, our earnings per share could decrease. Since we have not identified any additional properties that we will for certain acquire, you will not have an opportunity to review additional real estate investments prior to the time you decide whether or not to consent to the merger agreement.

Additional real estate that we may acquire after the merger may not generate additional earnings or cash available for distribution to our stockholders.

We expect to acquire additional income-producing properties, mortgages, and other loans secured by real property after the merger agreement. These risks include the possibility that the properties or loans will not perform in accordance with our expectations, that we will pay too high of a purchase price for these additional properties or that we will underestimate financing costs, operating costs and the costs of any necessary improvements and repairs to additional properties. In addition, the economic returns from our real property investments may be affected by a number of factors, many of which are beyond our direct control. These factors include general and local economic conditions, the relative supply of like properties in the market area, interest rates on mortgage loans, the need for and costs of repairs and maintenance of the properties, government regulations and the cost of complying with them, taxes and inflation. As a result, the additional income-producing properties, mortgages, and loans secured by real property we acquire, if any, may not generate any additional earnings for us and may result in losses. We cannot assure you that acquiring additional properties will increase our earnings, and it may result in a reduction in our earnings. As a result, the amount of cash available for distribution to our stockholders and the market price of our common stock could decline after the merger agreement.

We may borrow money to buy more real estate, and this may limit our ability to pay distributions to our stockholders.

We expect to acquire more income-producing properties, mortgages, and loans secured by real property after the merger agreement and to finance these acquisitions in part with additional borrowings. An increase in our indebtedness would require additional cash for debt service which could result in less cash available for dividends to our stockholders and could increase the risk of default on our indebtedness. Payment of principal and interest on this indebtedness must be made before we can make distributions on our common stock.

Our obligation to make principal debt service payments, which are not treated as deductions for federal income tax purposes, does not relieve us from the obligation of distributing at least 90% of our REIT taxable income to our stockholders. In addition, our borrowings will be secured by first mortgages on our real estate assets. This exposes us to a risk of losing our interests in the assets given by us as collateral for secured borrowings if we are unable to make the required principal and interest payments when due. In addition, these assets may not be available to our stockholders in the event of the liquidation of Coronation to the extent that they are used to satisfy the amounts due to our creditors.

Fluctuating interest rates may affect our earnings because we may borrow money using adjustable-rate mortgages.

In some cases, we may finance the acquisition of additional income-producing properties, mortgages, and loans secured by real property with adjustable-rate mortgage debt. The interest rates on this debt will adjust based on prevailing market interest rates. If interest rates increase, we will have to pay more interest on this debt, but would not necessarily be able to increase rental income from the apartment properties financed by these mortgages. Therefore, an increase in interest rates may reduce our earnings, and this may reduce the amount of funds available for distribution to stockholders and the market price of our common stock. Federal tax laws applicable to REITs may substantially limit our ability to engage in hedging transactions to mitigate our exposure to fluctuations in interest rates.

If we finance additional real estate with tax exempt debt, it will subject these properties to certain restrictions.

We may use tax exempt housing bonds to finance the acquisition of additional apartment properties. While this type of financing offers lower interest rates than conventional financing, it subjects the financed property to numerous restrictive covenants, including a requirement that a percentage of the apartment units in each property be occupied by residents whose income does not exceed a percentage of the median income for the area in which the property is located. These covenants will remain in effect with respect to the apartment properties financed in this manner and it is possible that such covenants may cause the rents charged by these properties to be lowered, or rent increases foregone, in order to attract enough residents meeting the income requirements. In the event that we do not comply with these restrictions, the interest on the bonds could become subject to federal and state income tax, which would result in either an increase in the interest rate on the bonds or an early redemption of these bonds that would force us to obtain alternative financing or sell the properties securing the bonds.

The concentration of real estate in a geographical area may make us vulnerable to adverse changes in local economic conditions.

While we plan to diversify our portfolio of properties across several geographic regions and property types, we do not have specific limitations on the total percentage of our real estate properties that may be located in any one area. Consequently, properties that we own may be located in the same or a limited number of geographical regions. Currently, four of our apartment properties are located in Illinois. We do not have a policy that prohibits us from acquiring properties in markets in which we already own a property. Adverse changes in the economic conditions of the geographic regions in which our properties are concentrated may have an adverse effect on real estate values, rental rates, and occupancy rates. Any of these could reduce the rental income we earn from our real estate portfolio or the market value of these properties.

Our real estate investments may be illiquid and their value may decrease.

Our investments in income-producing properties, mortgages, and loans secured by real property are relatively illiquid. Our ability to sell these assets, and the price we receive upon their sale, will be affected by the number of potential buyers, the number of competing properties on the market in the area and a number of other market conditions. As a result, we cannot assure you that we will be able to sell these properties without incurring a loss.

Risks Relating To the Real Estate Industry

Owning real estate may subject us to liability for environmental contamination.

The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on its property. Various federal, state and local laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. We cannot assure you that the properties that we currently own, or those we acquire in the future, will not be contaminated even though we intend to obtain standard environmental reviews of properties prior to their acquisition. The costs associated with the remediation of any such contamination may be significant and may exceed the value of the property causing us to lose our entire investment. In addition, environmental laws may materially limit our use of our properties, and future laws, or more stringent interpretations or enforcement policies of existing environmental requirements, may increase our exposure to environmental liability.

Compliance with Americans with Disabilities Act requirements could be costly.

Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons, unless the accommodations are exempt under a "grandfather" clause. A determination that one or more of our income-producing properties, mortgages, and loans secured by real property does not comply with the Americans with Disabilities Act could result in liability for both government fines and damages to private parties. If we were required to make unanticipated major modifications to comply with the Americans with Disabilities Act, it could adversely affect our profitability.

Failure to qualify as a REIT would have adverse tax consequences for us.

In order to obtain and maintain our status as a REIT we must meet a number of requirements. These requirements are highly technical and complex and often require an analysis of various factual matters and circumstances that may not be totally within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult or impossible for us to obtain and remain qualified as a REIT. If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Therefore, we would have less money available for investments and for distributions to our stockholders and we would no longer be required to make any distributions to stockholders. Also, certain requirements may force officers, directors, and other control persons to sell their stock on the open market. This may also have a significant adverse effect on the market value of our common stock. In general, we would not be able to elect REIT status for four years after a year in which we lose our REIT status.

We are also subject to other tax liabilities.

Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

As a REIT, our income can only come from limited types of sources.

To qualify as a REIT, at least 75% of our gross income must come from qualified real estate sources and 95% of our gross income must come from these and other sources that are itemized in the REIT tax laws. Therefore, we may have to forego opportunities to invest in potentially profitable businesses or assets because they would produce income that could jeopardize our status as a REIT.

As a REIT, we have certain distribution requirements.

As a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income (excluding capital gains). This required distribution limits the amount we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period in which we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

Forward Looking Statements

Certain statements and other information contained herein concerning future, proposed, and intended activities of Coronation post-merger or other matters that are not historical facts are forward-looking statements (as defined in the Securities Act of 1933). When used herein, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. By their nature, forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under these "Risk Factors."

TERMS OF THE TRANSACTION

In addition to the other information contained in this information statement/prospectus, Supreme stockholders should carefully consider the following factors in evaluating the merger agreement, Coronation and its business.

Background of the Merger

Coronation was formed specifically to search for and engage in a merger or acquisition of a business opportunity. Coronation became a reporting issuer under the Securities Act of 1934 in July 2003. Since that time Mr. Miller, the President of Coronation, has reviewed a number of business plans. In late February or early March 2003, Mr. Miller was provided a business plan for Supreme by a long time business acquaintance Mr. Nick Segounis. Mr. Miller reviewed the plan and subsequently asked Mr. Segounis to introduce him to Mr. Thomas Elliott the President of Supreme. Mr. Miller shared information about Coronation with Mr. Elliott and after each company completed its respective review, Messrs. Miller and Elliott negotiated an agreement and plan of exchange and reorganization. This merger agreement was subsequently signed by the parties on March 31, 2003.

Reasons for the Merger

The respective board of directors and majority stockholders of each company spent considerable time reviewing the terms of the merger, the background of their respective business operations, management and the future business potential and plans of the combined entities.

Based on these and other considerations, the board of directors of each company together with their respective majority stockholders believe that the transactions contemplated by the merger agreement, including the name change of Coronation, share cancellation by Mr. Miller, and issuance of additional shares to Mr. Nick Segounis and SG Financial Services Group among other things are fair and in the best interest of each company.

The majority stockholders of Supreme believe that Supreme will benefit from the merger by the fact that Supreme will now be a reporting issuer with the Securities and Exchange Commission and as a result will be able to seek a listing for its shares on an exchange or quotation system. The board of directors and majority stockholders of Supreme believe this will also assist Supreme in raising the capital it requires to advance its business plans.

Summary of the Merger Agreement

The following contains, among other things, a summary of the material features of the merger agreement. This Summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the executed merger agreement a copy of which is attached to this information statement/prospectus as Exhibit 2 and is hereby incorporated by reference.

General Terms.

On March 31, 2003, Coronation and Supreme entered into an agreement and plan of exchange and reorganization which provides that subject to certain conditions, Supreme will be merged with Coronation with Coronation surviving the merger. Coronation, as the surviving entity will carry on the business of Supreme and own all of its assets and liabilities. The merger will become effective at the date and time that the certificate of merger is filed with the Secretary of State of Nevada or such later time as may be specified by the parties. Coronation and Supreme anticipate that this filing will be made as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived.

Consideration to Be Received In the Merger.

At the effective time of the merger, each issued and outstanding share of Supreme will be converted into the right to receive 1.3953 shares of the common stock of Coronation. Coronation will not issue any fractional shares of common stock in connection with the merger. If fractional shares should occur as a result of the exchange rate, such fractional shares will be rounded down. Coronation will issue approximately 27,000,000 shares in exchange for all of the outstanding capital stock of Supreme.

Exchange of Shares.

The transfer agent of Supreme, Interstate Transfer Company of 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121 will act as exchange agent in the merger. Subject to the terms and conditions of the merger agreement, Coronation will make available to the exchange agent from time to time on its request certificates representing the common stock of Coronation issuable in exchange for the outstanding shares of Supreme. As promptly as practicable after the effective time of the merger, Coronation will cause the exchange agent to send to each holder of record of shares of Supreme a letter of transmittal and instructions. Thereafter, holders of shares of Supreme may surrender their certificates to the exchange agent, together with a duly executed letter of transmittal. In exchange for such share certificates, holders will receive Coronation common stock certificates representing the applicable whole number of Coronation shares as described under "Consideration to be Received in the Merger" above. Stockholders of un-exchanged shares of Supreme will not be entitled to receive any dividends or distributions payable by Coronation with respect to those shares of common stock of Supreme issuable in respect of the shares of Supreme formerly represented by such un-exchanged Supreme certificates until the applicable Supreme certificate is surrendered. On surrender, however, subject to applicable laws, former Supreme stockholders will receive such distributions in respect of the whole Coronation shares received.

Effective Time of the Merger.

The merger will become effective at the date and time the certificate of merger is filed with the Secretary of State of the State of Nevada or at such later time as may be specified therein. It is anticipated that this filing will be made as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived.

Principal Representations and Warranties.

The merger agreement contains a number of representations and warranties of Supreme, including those regarding due incorporation and good standing, capitalization, corporate authority to enter into the contemplated transactions, required consents and filings with government entities, absence of violation of any material agreement or debt instrument, financial statements, information supplied for use in this information statement/prospectus, absence of changes or events, compliance with law, brokers and advisors, and taxes.

The merger agreement also includes a number of representations and warranties of Coronation, including those regarding due incorporation and good standing, capitalization, corporate authority to enter into the contemplated transactions, required consents and filings with government entities, reports filed with the Securities and Exchange Commission, financial statements, information supplied for use in this information statement/prospectus, litigation, taxes, no payment to employees, officers or directors, compliance with laws, absence of violation of any material agreement or debt instrument, brokers and advisors and state takeover statutes.

Many of these representations and warranties are subject to a material adverse effect qualifier, which, for purposes of the merger agreement, means, with respect to Coronation or Supreme, as the case may be, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of either party and its subsidiaries, taken as a whole.

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of conditions to Coronation's and Supreme's obligations to complete the merger.

Conditions to the Consummation Of The Merger.

Conditions to Each Party's Obligations to Effect the Merger. Each party's obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

(a)	Shareholder Approvals. The irrevocable consent of the holders of a majority of the outstanding shares of each company delivered on filing this information statement/prospectus with the Securities and Exchange Commission will be in full force and effect and will constitute the requisite consent of the stockholders of each party to the merger and the adoption of the merger agreement under their respective governing corporate laws and their articles of incorporation and bylaws.
(b)	Form S-4 Registration Statement. The registration statement, of which this information statement/prospectus is a part, will have become effective under the Securities Act of 1933 and all applicable state securities laws and will not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order will be threatened or entered by the Securities and Exchange Commission or any state securities administration preventing the merger. In addition, 20 business days must have elapsed since this information statement/prospectus was mailed to Supreme' stockholders.
(c)	No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition will be in effect preventing the consummation of the merger.

Additional Conditions to Obligations of Coronation. The obligation of Coronation to consummate the merger is further subject to the satisfaction of the following additional conditions, which may be waived in writing exclusively by Coronation:

(a)	Representations and Warranties. The representations and warranties of Supreme included in the merger agreement to the extent qualified as to a material adverse effect will be true and correct in all respects, and to the extent the representations are not qualified as to a material adverse effect will have been true and correct in all material respects as of the date of the merger agreement and at and as of the effective time of the merger, as if made at and as of that time except to the extent expressly made as of an earlier date, in which case on that date. Supreme will have delivered to Coronation an officer's certificate, in form and substance satisfactory to Coronation and its counsel, relating to the matters addressed in this clause (a) and clauses (b) and (c) below.
(b)	Performance of Obligations of Supreme. Supreme will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger.
(c)	No Material Adverse Change. Since the date of the merger agreement there will not have occurred any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Supreme and its subsidiaries, taken as a whole.

Additional Conditions to Obligations of Supreme. The obligation of Supreme to effect the merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Supreme:

(a)	Representations and Warranties. The representations and warranties of Coronation included in the merger agreement to the extent qualified as to a material adverse effect will be true and correct in all respects, and to the extent the representations are not qualified as to a material adverse effect will have been true and correct in all material respects, as of the date of the merger agreement and at and as of the effective time of the merger, as if made at and as of that time except to the extent expressly made as of an earlier date, in which case on that date. Coronation will have delivered to Supreme an officer's certificate, in form and substance satisfactory to Supreme and its counsel, relating to the matters addressed in this clause (a) and clauses (b) and (c) below.
(b)	Performance of Obligations of Coronation. Coronation will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger.
(c)	No Material Adverse Change. Since the date of the merger agreement there will not have occurred any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) of Coronation.

Termination of the Merger Agreement.

The merger agreement may be terminated at any time prior to the effective time of the merger:

(a)	by mutual written consent of Coronation and Supreme;
(b)	by Supreme, if Coronation shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured by May 1, 2003;
(c)	by Coronation, if Supreme shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured by May 1, 2003;
(d)	by either Coronation or Supreme if the merger has not been consummated by June 30, 2003; provided, however, the right to terminate the merger agreement under this clause (b) will not be available to any party whose breach of any obligation under the merger agreement resulted in the failure of the merger to occur on or before that date;

Expenses of Merger.

Supreme has agreed to pay all expenses incurred in connection with the merger, other than the preparation of financial statements, SEC filings, exhibits, etc. of Coronation.

Related Transactions to Merger

Name Change.

Coronation has agreed to change its name concurrently with closing the merger agreement. The new name "Supreme Realty Investment Trust, Inc." is intended to convey more clearly a sense of Coronation's business after the merger with Supreme. Approval of the name change requires the affirmative consent of at least a majority of the outstanding shares of Common Stock of Coronation. 100% of the shares of common stock of Coronation have been voted by consent resolution in support of this action.

Appointment of New Slate of Directors.

Under the terms of the merger agreement, Mr. Harry Miller will resign from the board of directors of Coronation and Messrs. Thomas Elliott and Jean LeRoy will be appointed as new directors of Coronation at the time of closing the merger. The appointment of the new directors at the time of closing the merger has been approved by consent resolution of 100% of the shares issued and outstanding. (See Voting and Management Information for complete information about Messrs. Elliot and LeRoy).

Issuance of Additional Shares of Coronation.

The board of directors of Supreme and Coronation have agreed to issue 1,650,000 shares of the common stock of Coronation to two parties, Mr. Nick Segounis and SG Financial Services Group. These shares will qualified under this information statement/prospectus and be issued to Mr. Nick Segounis and SG Financial Services Group on closing the merger agreement. These two parties were integral in introducing Supreme and Coronation to one another.

Cancellation of 3,650,000 Shares of Coronation.

Mr. Harry Miller has agreed to return to Coronation's treasury for cancellation 3,650,000 shares of common stock he acquired on March 2, 2000. Mr. Miller will retain 1,350,0000 shares of common stock of Coronation of the 5,000,000 shares he previously held. Mr. Miller is currently the sole director, officer and stockholder of Coronation.

Qualification of Shares Held by Mr. Miller for Resale.

Mr. Harry Miller, Coronation's sole officer, director and stockholder just prior to the merger will hold 1,350,000 shares of common stock of Coronation on closing of the merger agreement. This number will represent 4.5% of the total issued and outstanding shares of Coronation at that time. Although Mr. Miller acquired these shares on March 2, 2000, over three years ago, he is unable to sell these securities pursuant to Section 4(1) or Rule 144 of the Securities Act of 1933 as Coronation was a blank check company at the time he acquired these shares.

Section 4(1) and Rule 144 provide an exemption from the registration requirements of the Securities Act of 1933 when reselling securities acquired in a private transaction or securities which are held by directors, officers, 10% holders or other affiliates. The exemption is available subject to certain hold periods and informational requirements being met. If Coronation had been an operational company versus a blank check company at the time Mr. Miller acquired his shares in Coronation he would be able to sell approximately 299,879 shares per quarter on close of the merger agreement pursuant to Rule 144.

In a letter to NASD Regulation, Inc. dated January 21, 2000, the Securities and Exchange Commission staff advised that persons who hold securities in blank check companies are probably underwriters of those securities. As a result, the only way securities of a blank check company may be resold is through registration under the Securities Act of 1933. It is for this reason Mr. Miller desires to register for resale the 1,350,000 shares of common stock of Coronation he will continue to hold after the close of the merger agreement.

Mr. Miller may chose to sell all or none of the shares he holds in negotiated private transactions or wait until the shares of Coronation are quoted for trading on a national market or quotation system and then offer his stock at prevailing market prices, or again at privately negotiated prices. There can be no certainty that the shares of Coronation will ever trade in a public market.

Voluntary Escrow Agreement

The stockholders of Supreme and Coronation have agreed to enter into a voluntary escrow agreement on close of the merger. The escrow agreement is being entered into in order to assist management in raising funds either through future securities offerings or traditional bank financing. The stockholders have agreed to a release formula whereby 25% of their stockholdings will be released immediately; thereafter, 75% of their stockholdings will be held in escrow will not be released until Coronation has obtained $ 3,000,000 in new funding to advance its business plans. After this initial funding has been obtained 25% of the total amount number of shares held in escrow will be released immediately on a pro rata basis every three months until no shares remain in escrow. The Supreme stockholders will be the owners of record of the escrow shares and will be entitled to all rights as holders of such shares (including voting and dividend rights), but will not be able to transfer such shares until the certificates are released by the escrow agent. The escrow agreement will terminate when all of the shares of Coronation common stock held in escrow have been released and distributed to Supreme's stockholders.  A copy of the escrow agreement has been attached as Exhibit 4.2.

Description of Securities

Common Stock.

Coronation is authorized to issue 100,000,000 shares of common stock, par value $0.00001 per share. Coronation has no other classes of stock. As of May 27, 2003, Coronation had outstanding 5,000,000 shares of common stock. All shares of the common stock are equal to each other with respect to voting, dividend rights and liquidation rights.

Special meetings of the stockholders may be called by the President or board of directors of Coronation, or on the request of holders of at least ten percent of the outstanding voting shares. Stockholders of shares of the common stock are entitled to one vote at any meeting of the stockholders for each share of the common stock they own as of the record date fixed by the board of directors. At any meeting of stockholders, a quorum consists of fifty percent plus one of the outstanding shares of the common stock of Coronation entitled to vote, represented in person or by proxy.

There is no conversion, pre-emptive or other subscription rights or privileges with respect to any share. Reference is made to the certificate of incorporation and bylaws of Coronation as well as to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of shares in the capital stock of Coronation. It should be noted that the Bylaws may be amended by the board of directors without notice to the stockholders.

Non-Cumulative Voting.

The shares of the common stock of Coronation do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of the common stock voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors.

Dividends.

The payment of dividends by Coronation, if any, in the future, rests within the discretion of its Board of Directors and will depend, among other things, on its earnings, its capital requirements and its financial condition, as well as other relevant factors. Coronation has not paid a cash or stock dividend and does not anticipate paying any cash or stock dividends in the foreseeable future. (See Risk Factors).

Transfer Agent.

The transfer agent for the common stock of Coronation is Nevada Agency & Trust Co., 50 West Liberty Street, Suite 880, Reno, Nevada 89501. After the merger, the transfer agent will be Interstate Transfer Company of 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121.

Comparison of Stockholder Rights

A summary comparison of material differences between the rights of a Coronation stockholder under Coronation's articles of incorporation and bylaws (left column) and the rights of a Supreme stockholder under Supreme's current certificate of incorporation and bylaws (right column) is shown below. These summaries are not complete. We encourage stockholders to refer to the relevant portions of Coronation's articles of incorporation and bylaws, and Supreme's current certificate of incorporation and bylaws and the relevant provisions of Nevada and Illinois corporate law, respectively.

Coronation	Supreme

General
Coronation is a Nevada corporation subject to the provisions of the Chapter 78 of the Nevada Revised Statutes.	Supreme is a Illinois corporation subject to the provisions of the Business Corporation Act of the State of Illinois.
The rights of Coronation stockholders are governed by Coronation's articles of incorporation and bylaws, in addition to Nevada law.	The rights of Supreme stockholders are governed by Supreme's articles of incorporation and bylaws, in addition to Illinois law.

Amendment of Articles/Certificate of Incorporation
The articles of incorporation and by-laws of Coronation are silent as to amendment of the articles of incorporation. Under Nevada law, amendment of the articles of incorporation requires: (1) an authorization by the board; followed by (2) notification to all stockholders setting forth the proposed amendment; and (3) a vote of the majority of all outstanding voting shares.	Supreme's articles of incorporation and bylaws may be amended by the shareholders in accordance with a duly adopted resolution of the board of directors. Under Illinois law, amendment of the articles of incorporation requires: (1) an authorization by the board; followed by (2) a vote of the majority of all outstanding voting shares and a majority of all outstanding shares entitled to vote thereon as a class.

Directors
Number
The articles of Coronation provide that the number of directors shall be not more than nine nor less than one, with the actual number to be determined by the board of directors	Bylaws of Supreme provide that the number of directors shall be no less than one and no more than ten, with the actual number to be determined prior to the election of directors at the annual meeting of stockholders.
The current number of directors is one (1).	The current number of directors is two (2).

Removal
Nevada laws provide that directors may be removed with or without cause by a vote of stockholders holding two-thirds of the outstanding shares entitled to vote.	The Supreme bylaws provide that directors may be removed either with or without cause by a majority of the shares entitled to vote in the election of directors.

Vacancies
The Coronation bylaws provide that a vacancy occurring in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum. The board of directors may elect a director at any time to fill any vacancy.	The Supreme bylaws provide that a vacancy on the board of directors may be filled by vote of the Supreme board of directors. If, however, the number of directors is less than a quorum, vacancies may be filled by vote of a majority of the directors then in office.
Special Meetings Of Stockholders
The Coronation bylaws provide that a special meeting of the stockholders may be called in accordance with the articles and the laws of Nevada.	The Supreme bylaws provide that a special meeting of stockholders for any purpose may be called at any time by:
  the chief executive officer;
  request of a majority of Supreme' board of directors; or
  Supreme' corporate secretary upon the written request of the holders of not less than 25% of the shares of stock outstanding entitled to vote.

Stockholder Action Without Meeting
The Coronation bylaws provide that any action which may be taken at a meeting of the stockholders may be taken without a meeting if a consent resolution in writing, setting forth the action so taken, shall be signed by a majority, or greater if required to pass that action, by the stockholders entitled to vote.	The Supreme bylaws provide that any action required or permitted to be voted on may be consented to in writing without a meeting so long as such written consent sets forth the action so taken and is signed by the holders of outstanding shares entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Accounting Treatment of the Merger

On closing of the merger agreement, based on management's consultation with the auditors for Supreme and the auditors of Coronation, it appears that the proper accounting treatment is a so-called "reverse acquisition," whereby Supreme will account for the transaction as a purchase of Coronation. Supreme is deemed to be the "acquirer" due to the common stockholders of Supreme ultimately controlling the reorganized company.

The merger will be treated as a "purchase" for accounting purposes.

Certain Federal Income Tax Consequences

The following discussion is limited to the material federal income tax consequences of the proposed merger and does not discuss state, local, or foreign tax consequences or all of the tax consequences that might be relevant to an individual stockholder of Supreme. Neither Coronation or Supreme have sought an opinion as to the tax consequences of the merger, however, the parties believes that the merger will qualify for federal income tax purposes as a tax free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). As such, Coronation and Supreme will not recognize a gain or loss as a result of the merger. Nor will the stockholders of Coronation and Supreme recognize a gain or loss.

These conclusions are based on the federal income tax laws currently in effect, including the Internal Revenue Code of 1986, as amended, final and proposed Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service and court decisions which are subject to change, and in some cases not binding on the Internal Revenue Service or the court. Any change could alter the tax consequences of this merger. No advance income tax rulings have been sought from the Internal Revenue Service with respect to any of the transactions contemplated under the merger agreement. If the Internal Revenue Service were to successfully challenge Coronation and Supreme's determinations described above, Coronation may be required to recognize taxable income in an amount equal to the value of the shares of common stock of Coronation issued to the stockholders of Supreme.

You Are Urged to Consult Your Own Tax Advisor as to Specific Tax Consequences to You by the Merger Including Tax Return Reporting Requirements and the Applicability and Effect of Federal, State, Local, Foreign, and Other Applicable Tax Laws.

Pro Forma Financial Information

The pro forma unaudited combined consolidated balance sheet and statement of operation for the year ended December 31, 2002 were prepared based upon audited historical statements of operations of Coronation and Supreme after giving effect to the merger as a purchase of Supreme by Coronation using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Supreme acquired in connection with the merger, based on an estimate of their fair values as of the completion of the merger.

The accompanying pro forma combined condensed consolidated financial statements are provided for informational purposes only. They are not necessarily indicative of the results that will be achieved for future periods. The accompanying pro forma condensed consolidated financial statements do not purport to represent what Coronation's results of operations or financial position would actually have been if the merger had, in fact, occurred on December 31, 2002. You should read the accompanying pro forma condensed consolidated financial statements and the related notes in conjunction with the audited and unaudited financial statements included elsewhere in this information statement/prospectus.

[Pro Forma Statements Begin on Next Page]

CORONATION ACQUISITION CORP.
Unaudited Pro Forma Combined Consolidated Balance Sheet
As of December 31, 2002

	Historical
	Coronation	Supreme		Pro Forma Adjustments	Pro Forma Combined
ASSETS:
Current Assets:
Cash & Cash Equivalents	$0	$2,000	$		$2,000
Marketable Securities	-	-			-
Accounts Receivable	-	-			-
Prepaid Expenses	-	-			-
Total Current Assets	-0 -	2,000			2,000
Loans & Securities Investments:
Investments in Partnerships	-	-			-
Real Estate Loans	-	-			-
Real Estate Loans held for Sale	-	-			-
Investments in Affiliates	-	100,000			100,000
Total Loans & Securities Investments	-	100,000			100,000
Real Estate Investments:
Existing Properties	-	425,700			425,700
New Property Acquisitions	-	1,540,300			1,540,300
Gross Properties	-	1,966,000			1,966,000
Less: Accumulated Deprec.	-	(18,485)			(18,485)
Land & Other Non-Depreciable Property	-	-			-
Total Real Estate Investments	-	1,947,515			1,947,515

Total Investments before Loss Reserves	-	2,047,515			2,047,515
Less: Loan Loss Reserves	-0-	-0-			-0-
Total Investments	-	2,047,515			2,047,515
Other Assets:
Goodwill and Other Intangible Assets	-	30,000			30,000
Less: Amortization	-	(12,000)			(12,000)
Furniture/Fixtures/Equipment	-	11,140			11,140
Less: Accumulated Deprec.	-	(1,706)			(1,706)
Total Other Assets	-0-	27,434			27,434

TOTAL ASSETS	-0-	2,076,949			2,076,949
LIABILITIES:
Current Liabilities	446	5,064			5,510
Notes Payable	2,390	40,600			42,990
Mortgages Payable	-	1,255,000			1,255,000
Total Liabilities	2,836	1,300,664			1,303,500
STOCKHOLDER'S EQUITY:
Common Stock	50	19,342			1,984
Preferred Stock	n/a	-0-			n/a
Additional Paid In Capital	450	722,897			740,755
Retained Earnings(Deficit)	(3,336)	34,046
Total Stockholder Equity	(2,836)	885,316			882,480

TOTAL LIABILITIES & EQUITY	$-0-	$2,076,949			$2,076,949

The accompanying notes are an integral part of these financial statements.

CORONATION ACQUISITION CORP.
Unaudited Pro Forma Combined Consolidated Statement of Operations
As of December 31, 2002

	Historical
	Coronation	Supreme		Pro Forma Adjustments		Pro Forma Combined
REVENUES:
Rental Income	$-0-	$174,864	$			$174,864
Mortgage Interest Income	-	-0-				-0-
Investment Income	-	-0-				-0-
Fee Income	-	84,835				84,835
Gain on Sale of Loans	-	-0-				-0-
TOTAL REVENUES	-0-	259,699				259,699

EXPENSES:	-
Salaries, Commissions, and Employee Benefits	-	49,553				49,553
General & Administrative	2,756	26,958				29,714
Property Operating Expenses	-	79,805				79,805
Interest Expense	-	43,723				43,723
Depreciation and Amortization	-	24,885				24,885
TOTAL EXPENSES	2,756	224,924				227,680
	-
NET INCOME (LOSS) Before Taxes and Extraordinary Items	(2,756)	34,775				32,019
Provision for Income Taxes	-	(5,216)				(4,802)
Extraordinary Gains(Losses)	-	-0-				-0-
NET INCOME	(2,756)	29,558				27,216
Add: Depreciation and Amortization	-	24,885				24,885

FUNDS FROM OPERATIONS (FFO)	$(2,756)	$54,444				52,101

Per Share Data -Basic
	-
Weighted Average Common Shares Outstanding	5,000,000	19,342,000

NET INCOME(LOSS) Before Taxes and Extraordinary Items	$(0.0006)	$0.0019			$

NET INCOME	(0.0006)	0.0016

FUNDS FROM OPERATIONS (FFO)	$(0.0006)	$0.0028			$

Per Share Data -Diluted
Weighted Average Common Shares Outstanding		19,342,000

NET INCOME (LOSS) Before Extraordinary Items	$(0.0006)	$0.0019			$
Extraordinary Gains (Losses)
NET INCOME	$(0.0006)	0.0016

FUNDS FROM OPERATIONS (FFO)	$(0.0006)	$0.0028			$

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements of Coronation

Note 1 -  Basis of Pro Forma Presentation

On March 31, 2003, Coronation and Supreme entered into a merger agreement, which will result in Supreme merging into Coronation with Coronation as the surviving entity in a transaction to be accounted for using the purchase method. For a discussion regarding the primary reasons for this transaction, see "Reasons for the Transaction" on page 22.

The unaudited pro forma combined consolidated financial statements provide for the issuance of approximately 27,000,000 million shares of Coronation's common stock, based upon an exchange ratio of 1.3953 for each share of Supreme outstanding as of May 27, 2003. The actual number of shares of Coronation common stock to be issued will be determined based on the actual number of shares of Supreme common stock outstanding at the completion of the merger.

Under the purchase method of accounting, the total estimated purchase price is allocated to Supreme's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the preliminary valuation, and subject to material changes upon development of a final valuation and other factors as described in the introduction to these unaudited pro forma combined consolidated financial statements on page 20 of this proxy statement-prospectus, the preliminary estimated purchase price is allocated as follows:

Cash and cash equivalents	$2,000
Loans and Securities Investments	100,000
Real Estate Investments	1,947,515
Prepaid and other assets	0
Accounts payable and accrued liabilities	(5,064)
Long-term debt	(1,255,00)
Other long-term liabilities	(40,600)

Net tangible assets assumed	$748,851

Net tangible assets assumed	$748,851
Amortizable intangible assets	-0-
Goodwill	30,000
*

Total preliminary estimated purchase price allocation	$778,851

Of the total estimated purchase price, a preliminary estimate of $748,851 has been allocated to net tangible assets assumed and approximately $ -0- has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of operations.

Of the total estimated purchase price, approximately $30,000 has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not deductible for tax purposes.

In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Supreme's net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, to adjust certain Supreme amounts to conform to Coronation' accounting policies, and to reflect the income tax effect related to the pro forma adjustments.

The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities relating to Emerging Issues Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Coronation is in the process of making these assessments and estimates of these costs are not currently known. The expected result of recording liabilities relating to EITF No. 95-3 will be primarily related to accrued liabilities (severance and facilities costs) with an offsetting increase in goodwill.

Coronation has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

Note 2 -Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Supreme's inventory of real estate property. An adjustment to the statement of operations has not been recorded as it does not have a continuing impact on the business.

(b)	Adjustment to the deferred tax assets based on a preliminary estimate of the tax assets which can be utilized by the combined company and to reflect the deferred tax liability primarily resulting from the pro forma adjustments related to intangible assets.

(c)	Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Supreme's property and equipment and the resulting adjustment to depreciation expense.

(d)	Adjustments to eliminate historical intangible assets of Supreme and record the decrease in amortization expense.

(e)	Adjustment to reflect the preliminary estimate of the fair value of goodwill.

(f)	Adjustment to reflect the estimated direct transaction costs.

(g)	Adjustment to record the present value of certain other long-term liabilities.

(h)	Adjustment to record the income tax effect of the pro forma adjustments and reflect the tax benefit associated with the Supreme net loss.

(i)	Adjustment to eliminate capitalized debt issuance costs of Supreme and the related decrease in amortization expense.

Note 3 -  Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of Coronation common stock outstanding and weighted average number of Supreme common stock outstanding multiplied by the exchange ratio. The weighted average number of Coronation diluted shares has been adjusted to reflect cancellation of 3,650,000 shares of common stock and the issuance of 1,650,000 shares to two unrelated parties at the time of the merger closing.

Selling Stockholders

In general and in addition to the shares being qualified for resale by Mr. Miller discussed elsewhere in this information statement/prospectus, the persons to whom we issue securities under this information statement/prospectus will be able to resell Coronation's securities in the public market (assuming one develops) without further registration and without being required to deliver a prospectus. However, certain persons who receive Coronation's securities may want to resell those securities in distributions that would require the delivery of a prospectus. With the consent of the board of directors of Coronation, this prospectus may be used by selling stockholders who may wish to sell securities. As used in this prospectus, "selling security holders" may include donees, distributees and pledgees of securities received from a named selling security holder. The board of directors may limit its consent to a specified time period and subject its consent to certain limitations and conditions, which may vary by agreement.

Selling security holders may sell securities from time to time in one or more of the following transactions:

through the BBXchange or any other securities exchange that may quote the common stock of Coronation in the future;
in the over-the-counter market;
in transactions other than on such exchange or in the over-the-counter market including negotiated transactions and other private transactions);

in short sales (sales of shares completed by the delivery of borrowed stock) of the common stock, in transactions to cover short sales or otherwise in connection with short sales;
pledge to secure debts and other obligations or on foreclosure of a pledge;
through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; or
in a combination of any of the above transactions.

Selling security holders may enter into hedging transactions from time to time in which a selling security holder may:

in a combination of any of the above transactions.
enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of common stock, in which case such broker-dealer or other person may use shares of common stock received from the selling security holder to close out its short positions sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with their short positions;
enter into option or other types of transactions that require the selling security holder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or
loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

Selling security holders may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:

loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.
a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;
purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or
ordinary brokerage transactions and transactions in which a broker solicits purchasers.

Resales by selling security holders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling security holder's agent in the resale of the shares by the selling security holder, or the securities firm may purchase securities from the selling security holder as principal and thereafter resell the securities from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Securities may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed. We and such selling security holders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act of 1933 and may reimburse them for any expenses in connection with an offering or sale of securities. We may also agree to indemnify the selling security holder against any such liabilities or reimburse them for expenses. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act of 1933 may be deemed underwriting compensation under the Securities Act of 1933.

Selling security holders may also offer shares of common stock covered by this information statement/prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act of 1933, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act of 1933. Selling security holders should seek the advice of their own counsel about the legal requirements for any sales by them.

The terms of the acquisition of shares of common stock by the selling security holder may include a provision for the sharing or reallocation of the selling security holder's costs in connection with the resale of the securities, including the cost of registering the securities issued in the acquisition and preparing and printing the amendment or supplement, commissions and other costs of resale.

This prospectus will be amended or supplemented, if required by the Securities Act of 1933 and the rules of the Securities and Exchange Commission, to disclose the name of the selling security holder, the participating securities firm, if any, the number of shares of common stock involved and other information concerning the resale, including the terms of any distribution, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions, concessions or other items constituting compensation. We may agree to keep the registration statement relating to the offering and sale by the selling security holders of Coronation's securities continuously effective until a fixed date or the date on which the shares may be resold without registration under the Securities Act of 1933.

Selling stockholders should be aware that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. Regulation M consists of six rules. Rule 100 is a definitional rule. Rule 101 covers the activities of underwriters, broker-dealers, and others participating in a distribution. Rule 102 governs the activities of issuers and selling security holders. Rule 103 pertains to Nasdaq passive market making. Rule 104 governs stabilization transactions and certain post-offering activities by the underwriters, and Rule 105 governs short selling in anticipation of a public offering. With certain exceptions, Regulation M precludes us and any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with a market offering. We strongly recommend selling stockholders to consult with their own legal counsel to ensure compliance with Regulation M. All of the foregoing may affect the marketability of the shares of common stock of Coronation post-merger.

Interests of Named Experts and Counsel

Derwin Richardson, Esq., corporate counsel for Supreme, is to receive 139,593 shares of the common stock of Coronation post-merger as consideration for legal services rendered in connection with his involvement in the preparation of this information statement/prospectus.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

The merger agreement described in this information statement/prospectus provides for Coronation to indemnify and hold harmless, any officer, director, or employees of Coronation or Supreme against losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any threatened or actual claim, action, suit, proceeding or investigation.

In the event that a claim for indemnification against such liabilities (other than the payment by Coronation of expenses incurred or paid by a director, officer or controlling person of Coronation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered,

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Coronation will, unless in the opinion of its counsel, that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

INFORMATION ABOUT CORONATION ACQUISITION CORP.

Description of Business

Formation.

Coronation was incorporated on February 9, 2000 in the State of Nevada, to engage in any lawful corporate undertaking, including, but not limited to, acquiring a business through a merger and acquisition.

Coronation's Business Pre-Merger.

Coronation has been in the developmental stage since inception and has no operations to date. Coronation has never commenced any operational activities other than issuing shares to its sole stockholder and looking for a suitable merger or acquisition candidate. As such, Coronation can be defined as a "shell" or "blank check" company, whose sole purpose at this time is to locate and consummate a merger or acquisition with a private entity.

Coronation will adopt the business of Supreme on successfully closing the merger agreement.

Governmental Regulation.

Sarbanes-Oxley Act of 2002. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the SOA. SOA imposes a wide variety of new requirements on both U.S. and non-U.S. companies, that file or are required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Many of these new requirements will effect Coronation and its board of directors. For instance, under SOA Coronation is required to:

form an audit committees in compliance with SOA;
have its chief executive office and chief financial officer certify its financial statements;
ensure its directors and senior officers forfeit all bonuses or other incentive-based compensation and profits received from the sale of its securities in the twelve month period following initial publication of any of its financial statements that later require restatement;
disclose any off-balance sheet transactions as required by SOA;
prohibit all personal loans to directors and officers;
insure directors, officers and 10% stockholders file their Forms 4's within two days of a transaction;
adopt a code of ethics and file a Form 8-K when ever there is a change or waiver of this code; and
insure Coronation's auditor is independent as defined by SOA.

SOA has required Coronation to review its current procedures and policies to determine whether they comply with the SOA and the new regulations promulgated under SOA. Coronation will continue to monitor its compliance with all future regulations that are adopted under the SOA and will take whatever actions are necessary to ensure that Coronation is in compliance.

Investment Company Act of 1940. Although Coronation is subject to regulation under the Securities Act of 1933 and the Securities Exchange Act of 1934, management believes Coronation will not be subject to regulation under the Investment Company Act of 1940 insofar as Coronation will not be engaged in the business of investing or trading in securities. In the event that Coronation engages in a business combination which result in it holding passive investment interests in a number of entities, it could be subject to regulation under the Investment Company Act of 1940. In such an event, Coronation would be required to register as an investment company and could be expected to incur significant registration and compliance costs. Coronation has obtained no formal determination from the Securities and Exchange Commission as to the status of Coronation under the Investment Company Act of 1940 and, consequently, any violation of such Act would subject us to material adverse consequences. Coronation presently believes it is exempt from the Investment Company Act of 1940 via Regulation 3a-2 thereto.

Investment Advisor Act of 1940. Coronation is not an "investment adviser" under the Federal Investment Adviser Act of 1940, which classification would involve a number of negative considerations. Accordingly, Coronation does not and will not furnish or distribute advice, counsel, publications, writings, analysis or reports to anyone relating to the purchase or sale of any securities within the language, meaning and intent of Section 2(a)(11) of the Investment Adviser Act of 1940, 15 U.S.C.

Employees.

Coronation has had no full time or part time employees since its inception. Mr. Harry Miller, President of Coronation, has allocated a portion of his time to the activities of Coronation without compensation. Mr. Miller will cease to be a director or officer or providing his time to the business of Coronation on close of the merger agreement. The director, officers and employees of Supreme will become the directors, officers and employees of Coronation on close of the merger. Further details about Supreme's employees may be found under the heading "Information About Supreme Property, Inc. -Employees" in this information statement/prospectus.

Reports to Securities Holders.

Coronation is required to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities Exchange Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a current report on Form 8-K.

You may read and copy any materials Coronation files with the Securities and Exchange Commission at their Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Description of Property

Coronation currently maintain a mailing address at P.O. Box 741, Bellevue, Washington 98009, which is the address of its current President. Coronation has not paid for the use of this mailing address.

Coronation's office address will change to the address of Supreme on close of the merger agreement. It will also be deemed to own the properties currently held by Supreme which are outlined under "Information About Supreme Property, Inc. -Description of Property" found elsewhere in this information statement/prospectus.

Legal Proceedings

Coronation has not been party to any legal or regulatory proceedings since its inception nor is Coronation aware of any such proceedings pending.

Market Price of Securities and Related Stockholder Matters

The Common Stock of Coronation is not listed on a public market. It is unlikely that the Common Stock of Coronation will be accepted for trading on any exchange or quotation system until completion of the merger. Management anticipates that if any such trading market develops after the merger it will be on one the over the counter markets or the BBXchange and will be considered a "penny stock". There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue for the common stock of Coronation.

As of May 27, 2003, Coronation has one stockholder of record holding 5,000,000 common shares.

Dividend Policy.

Coronation has not declared or paid any cash dividends since inception. Although there are no restrictions that limit Coronation's ability to pay dividends on its common shares, Coronation intends to retain future earnings, if any, for use in the operation and expansion of its new business adopted in connection with the merger and does not intend to pay any cash dividends in the foreseeable future.

Recent Sales of Unregistered Securities.

On March 2, 2000, Coronation issued 5,000,000 shares of its common stock to Harry Miller, the President of Coronation at the time of issue, for an aggregate total of $500. Coronation relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of these securities.

All of these shares are considered "restricted" shares as defined in Rule 144 under the Securities Act of 1933, as amended and may never be sold under Rule 144 as they were issued out at the time Coronation was considered a "blank check" company. This opinion was given by the Securities and Exchange Commission staff in a letter to NASD Regulation, Inc. dated January 21, 2000, where in it advised, that while the facts and circumstances are critical, resales of securities acquired in a blank check company, other than through a registration and conformance with the blank check offering rules of Rule 419 of the Securities Act of 1933, cannot be sold under Rule 144. It is for this reason 1,350,000 shares of the 5,000,000 shares previously issued to Mr. Miller three years ago are being registered for resale under this information statement/prospectus.

Equity Compensation Plan

We do not have any securities authorized for issuance under any equity compensation plans.

Financial Statements

The audited financial statements of Coronation for the year ended December 31, 2002, the unaudited financial statements of Coronation for the quarter ended March 31, 2003, incorporated by reference into this information statement/prospectus and are attached as Exhibit 13.1 and Exhibit 13.2.

Management Discussion and Analysis

2002 Business Environment.

The equity markets in 2002 were volatile to say the least. Given the market uncertainty it was difficult for many new and established companies to raise capital. Accounting scandals, new regulatory requirements, September 11th and concerns about America going war added to the tension in the securities market place and the economy in general. As a result, the interest in becoming a public company either through an initial public offering or through a merger with a reporting company was diminished in 2002 over previous years. Many in the securities market anticipate that the markets will remain volatile in 2003. Although Coronation plans to merge with Supreme there can be no guarantee that its new business model will be successful given the current market and business conditions.

Plan of Operations.

Coronation was formed to seek, investigate and, if such investigation warrants, merge or acquire an interest in business opportunities presented to it by persons or companies who or which desire to seek the perceived advantages of a Securities Exchange Act of 1934 registered corporation. Coronation did not restrict its search to any specific business, industry, or geographical location and it was open to participate in a business venture of virtually any kind or nature. On March 31, 2003, Coronation entered into a merger agreement with Supreme which it expects to complete by the end of the second quarter of 2003.

Mr. Miller was introduced to Supreme by Nick Segounis and SG Financial Services Group in late February or early March 2003. Mr. Miller was not aware of and did not have a relationship with Supreme prior to this introduction. Mr. Miller has known Mr. Segounis for over twenty years on a social basis.

In March 2003, Mr. Miller received a complete due diligence package on Supreme and its business which included details about its officers and directors, properties, financial plans and capital requirements, audited financial statements, risk factors and competitive position among other things. After review of this material Mr. Miller contacted Mr. Elliott, the President of Supreme to gather further information and to negotiate the terms of the merger agreement signed by the parties March 31, 2003.

On completion of the merger the former stockholders of Supreme will own approximately 89.98% of Coronation. The board of directors of Supreme immediately prior to the merger will be the directors of Coronation and Mr. Miller will resign. Coronation will change its name to "Supreme Realty Investment Trust, Inc." and the business, assets, and liabilities of Supreme will become the business, assets and liabilities of Coronation. Coronation will operate as a real estate investment trust or REIT, with one wholly-owned subsidiary, Supreme Capital Funding, Inc.

Treatment of Reverse Merger/Acquisition Transaction. The Securities and Exchange Commission considers a reverse merger/acquisition transaction to be a capital transaction in substance, rather than a business combination. That is, the transaction will be equivalent to the issuance of stock by Supreme for the net monetary assets of Coronation, accompanied by a recapitalization. As a result, the post-reverse merger/acquisition comparative historical financial statements for Coronation will be those of Supreme, with appropriate footnote disclosure concerning the changes in the capital structure of the privately-held company effected at the merger closing date.

Changes and Disagreements with Accountants

We have had no change in, or disagreements with, our principal independent accountant during our past two fiscal years or since our inception.

INFORMATION ABOUT SUPREME PROPERTY, INC.

Description of Business

Formation.

Supreme's predecessor, Supreme Property Management & Sales, Inc. was incorporated on March 25, 1998, in the State of Illinois, to engage as a privately-held, licensed real estate brokerage and property management firm. It was dissolved on August 1, 2000. Mr. Thomas Elliott, the President of Supreme, acquired substantially all of the assets of Supreme Property Management & Sales, Inc. on April 14, 2000 and incorporated Supreme Property, Inc. on April 22, 2000 in the State of Illinois to hold those assets. Supreme commenced operations as a privately-held, licensed real estate brokerage and property management firm in January, 2001.

Supreme Capital Funding, Inc. was incorporated on April 29, 2002, as a wholly-owned subsidiary of Supreme, to provide mortgage origination and other mortgage banking services. In January, 2003, Supreme Capital Funding, Inc. applied for a mortgage banking license from the State of Illinois and will commence operations upon issuance of the license. It is through this subsidiary Supreme intends to invest in mortgage loans and other securities discussed below.

In December, 2002, Supreme discontinued its property management operations to concentrate its efforts on the acquisition of real property for Supreme's own portfolio and the origination and acquisition of mortgage loans through its wholly-owned subsidiary.

Supreme is considered a development stage company as defined by the Securities and Exchange Commission.

Supreme's Business.

Supreme currently has four principal business activities:

(1)	to acquire, operate, and dispose of real properties or interests in real properties;
(2)	to provide real estate development services for other property owners;
(3)	to make real estate loans directly to borrowers; and
(4)	to originate, acquire, sell, and broker real estate loans to and from lending institutions and institutional investors.

Supreme seek to generate income for distribution to its stockholders from a combination of rents, interest, mortgage origination fees, developers' fees, and proceeds from the sale of its investments.

After the merger, the board of directors of Supreme intends to operate the surviving company as a self-administered real estate investment trust or "REIT" under Sections 856 through 860 of the Internal Revenue Code. As a REIT, Supreme generally will not subject to federal income tax. To qualify as a REIT under the Internal Revenue Code for a taxable year, a company must meet certain requirements relating to its assets, income, stock ownership and distributions to stockholders.

Supreme's focus before and after the merger will be to acquire, develop, own and operate investment real estate, principally apartment buildings, office buildings, light industrial facilities, community shopping centers, and special use properties.

Currently, Supreme owns four properties all of which are located in Chicago, Illinois. Supreme intends to diversify its holdings portfolio of investment real estate by acquiring properties throughout the United States and by targeting, as opportunities present themselves, real estate properties in each of the fore mentioned segments.

Supreme hopes to qualify as a REIT for federal income tax purposes for the taxable year ended December 31, 2003.

Total Number of Employees

Supreme operates under the direction of its board of directors and corporate officers. Mr. Thomas Elliott, the chief executive officer and president of Supreme has day-to-day management responsibilities, including identifying prospective property acquisitions, marketing, finance, overseeing third-party managers and general administrative responsibilities. Currently, Supreme has a total of seven (7) full-time and three(3) part-time employees.

Competition

Our apartment building properties compete directly with other multifamily properties and single family homes that are available for rent in the markets in which our properties are located. The apartment building properties also compete for tenants with the new and existing home market. Any office building properties we acquire in the future will compete with numerous alternatives for tenants in the local markets in which they are located. Other community shopping centers, light industrial facilities and residential communities that we may acquire in the future will also compete for tenants with other similar properties in the same local markets.

In addition, we compete with other investors for acquisitions and development projects, and any such competitors have greater resources than we do, including greater cash resources, greater access to debt and equity markets and greater management and leasing resources and expertise.

Regulation

General. Apartment building properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. Supreme believe that, under present laws, ordinances and regulations, each of its existing properties has the permits and approvals necessary to operate. Commercial and other properties are also subject to regulation.

Americans with Disabilities Act. All of Supreme's properties, as well as any newly developed or acquired properties, must comply with the Americans with Disabilities Act to the extent that the properties are "public accommodations" and/or "commercial facilities" as defined by the statute. Compliance with the Americans with Disabilities Act requirements could require removal of structural barriers to handicapped access in certain public areas of our properties where such removal is readily achievable. The act does not, however, consider residential properties, such as multifamily properties or community-based residential facilities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. Commercial properties, such as shopping centers or office buildings are considered public accommodations. To the extent possible through leases, Supreme intends to require that our commercial tenants comply with the Americans with Disabilities Act. Supreme will, of course, remain responsible for compliance with respect to common areas in commercial properties. Although Supreme believes that each of our existing properties are either exempt or substantially complies with all present requirements under the Americans with Disabilities Act and applicable state laws, Supreme may be incorrect in its assessment given the complex nature of the rules and regulations. Noncompliance could result in imposition of fines or an award of damages to private litigants. If required changes involve greater expenditures than Supreme currently anticipates, or if the changes must be made on a more accelerated basis than Supreme anticipates, its ability to pay accrued dividends could be adversely affected. Supreme believes that its competitors face similar costs to comply with the requirements of the Americans with Disabilities Act.

Fair Housing Amendments Act of 1988. The Fair Housing Amendments Act requires multifamily properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the act could result in the imposition of fines or an award of damages to private litigants. If our existing properties are not in substantial compliance with applicable laws, Supreme may be responsible for any deficiencies.

Rent Control Legislation. State and local rent control laws in certain jurisdictions limit a property owner's ability to increase rents and to recover from tenants increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in some jurisdictions, although none of the jurisdictions in which Supreme presently operate has adopted such laws. Supreme does not presently intend to develop or acquire multifamily properties in markets that are either subject to rent control or in which rent limiting legislation exists.

Environmental Matters

Under various federal, state, and local environmental laws, regulations, and ordinances, a current or previous owner of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility without regard to whether the owner or operator knew of, or caused the presence of the contaminants. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect an owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be held liable for the costs of investigation, remediation, or removal of such hazardous or toxic substances at or from the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials when such materials are in poor condition or in the event of building remodeling, renovation or demolition. Such laws may impose liability for the release of such materials and may provide for third parties to seek recovery from owners or operators of real estate for personal injury associated with asbestos. In connection with Supreme's ownership and operation of its properties, Supreme may be potentially liable for costs in connection with these matters.

Supreme believes that its current property holdings are each in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. Supreme has not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its properties.

Description of Property

Corporate Office of Supreme

Supreme's offices are located in Chicago, Illinois. Supreme is currently in the third year of a five-year lease at an annual rental of $7,200. Supreme is currently in negotiations with another office building leasing representative for 5,000 square feet of space in Tinley Park, Illinois to house Supreme's headquarters. It is estimated that the annual rental rate will be priced between $14 - $18 per foot plus an allocation of common area expenses. To date, no lease agreement has been reached.

Investment Policies

Investment policies are established by the Board of Directors with respect to investing in real property interests and loans secured by real property. Such policies may be changed by the directors in response to economic and market conditions without vote of the stockholders. The percentage of assets invested in any one type of investment, property, loan, or security is set by the Board of Directors during its annual meeting. Under our current investment policy, not more than 20% of Supreme's total assets may be invested in any one property, loan, or security. Currently, we have exceeded this guideline with respect to one property which we hold as we have approximately 23% of our current total assets invested with that property. We expect this percentage will drop to below 20% as we develop our business model.

Supreme's excess funds are generally held as cash or invested in short-term, highly liquid, interest-bearing securities, which may include short-term municipal bonds, time deposits, money market funds, commercial paper, and U.S. government securities.

Investments in Real Estate or other Property Interests.

Supreme acquires real property either directly in fee simple, or indirectly through ownership of beneficial interests land trusts or partnerships that hold title to the real property. Supreme believes that, in some cases acquiring indirect interests in real property is advantageous because it gives us flexibility in addressing the financial and risk management considerations presented by the particular property when debt financing may not be appropriate or when Supreme is trying to avoid exposing its entire portfolio to litigation as the result of personal injuries resulting from environmental hazards or other unforeseen conditions on the property.

Supreme's policy is to acquire properties primarily for current income. However, income from, and appreciation of its properties may be adversely affected by general and local economic conditions, neighborhood values, competitive overbuilding, weather, casualty losses, and other factors beyond its control. The value of real properties may also be affected by the cost of compliance with regulations and liability under applicable environmental laws, changes in interest rates, and the availability of financing. Income properties are also adversely affected if a significant number of tenants are unable to pay rent or if available space cannot be rented on favorable terms.

[Continued on Next Page]

To help to mitigate these risks, our present policy goal is to diversify Supreme's portfolio across the following different property types, in rapidly-growing suburban areas, near large population centers, in the following economic regions or "belts":

Property Type	% of Total	Economic Region	% of Total
Office Buildings	5%	Energy Belt (Houston, Dallas, New Orleans)	5%
Shopping Centers	25%	Rust Belt (Chicago, Detroit, Cleveland)	45%
Industrial Buildings	0%	Food Belt (M'npls, Kansas City, St. Louis)	0%
Apartment Buildings	40%	Sun Belt (Atlanta, Orlando, Miami)	25%
Hotel/Motel	10%	Hi-Tech Belt (Boston, NJ, Wash. DC. San Francisco, San Diego)	25%
Special Use (Golf Courses, Marinas, etc.)	20%
TOTAL:	100%	TOTAL:	100%

Currently 100% of portfolio is held in apartment buildings located in Chicago, Illinois.

Investments in Real Estate Securities or other Passive Interests

From time to time, Supreme will also invest in interests of others primarily engaged in real estate activities. Supreme will invest in the common stock of other public and private real estate operating companies, real estate investment trusts, partnerships, or joint ventures. The primary activities Supreme will consider are industrial buildings and low-income housing developments. Supreme's acquisition committee will apply the same underwriting criteria as applied in its direct investments.

Investments in Mortgage Loans and Other Securities

Mortgage Banking Operations

Supreme through its subsidiary will acquire loans held by banks, institutional lenders, and holders of seller-financed notes on income properties. Supreme will acquire these loans at discount to book value, service them for a short "seasoning" period, and package them for resale on the secondary mortgage market. Supreme will seek under-performing loans that are near completion of the resolution process and whose underlying properties Supreme deem valuable. Supreme applies the same rigorous underwriting analysis to the acquisition of these loans that Supreme does to the direct acquisition of property. Supreme look to enhance its total returns through increased yields or, upon sale, the realization of some or all of the discount at which they were acquired.

Direct Lending and Joint Participation

In some cases, particularly land development (or redevelopment), Supreme may make direct loans to credit-worthy developers for the construction and sale of multi-family housing or commercial properties. That loan may take the form of convertible debt, or some other "appreciation interest" provision in the loan documentation. This provision requires the borrower to pay Supreme a percentage of any increase in the value of the property or allows Supreme to convert the loan to an equity interest in the appreciated property.

Loan Origination and Brokerage

To generate fees associated with the origination of mortgage loans, Supreme will rely on the relationships of the senior management of Supreme Capital Funding, Inc. They have extensive experience in the mortgage lending and real estate finance industries and have cultivated extensive contacts with banks, wholesale lenders, other mortgage brokers, and direct borrowers. Supreme will use a variety of web-based lead generation tools along with direct marketing and solicitation of loan business from homebuyers and real estate brokers. Since Supreme's focus will be on residential borrowers with substandard credit, banks and other institutional lenders make referrals to Supreme for loan opportunities that they do not wish to underwrite.

Management of Supreme has brokerage relationships with several national mortgage lenders who underwrite the loan packages. Supreme intends to submit to its loan packages to those lenders. No formal agreement in place at this time between Supreme and any mortgage lenders. Origination fees, administration fees, and document processing fees will be paid to Supreme at loan closing, by the lender, out of the loan proceeds.

Investment Real Estate Owned

Supreme currently own property interests in the following properties:

Description	Encumbrances	Initial Cost	Cost Capitalized	Gross amount carried at close of period	Accumulated Depreciation	Date of Construction

12-Unit Apartment Bldg(1)	$ 480,000	$ 600,000	-0-	$ 600,000	$ 10,909	N/A
6-Unit Apartment Bldg(2)	$ 400,000	$ 500,000	-0-	$ 500,000	$ 7,576	N/A
6-Unit Apartment Bldg(3)	$ 151,000	$ 586,000	-0-	$ 586,000	$ -0-	N/A
4-Unit Apartment Bldg(4)	$ 224,000	$ 280,000	-0-	$ 280,000	-0-	N/A

TOTALS	$ 1,255,000	$ 1,966,000	-0-	$ 1,966,000	$ 18,485

Notes:

1.	12-unit apartment building in Chicago, Illinois, acquired by Installment Agreement for Warranty Deed at a cost of $600,000, which carries a non-recourse mortgage note in the amount of $480,000, which bears interest at a rate of 7%, and is due on June 1, 2004. Property is currently 92% occupied and stable.
2.	6-unit apartment building in Chicago, Illinois acquired by Installment Agreement for Warranty Deed at a cost of $500,000, which carries a non-recourse mortgage note in the amount of $400,000, which bears interest at a rate of 7% and is due on July 1, 2004. Property is currently 100% occupied and stable.
3.	4-unit apartment building in Chicago, Illinois acquired by Installment Agreement for Warranty Deed at a cost of $280,000, which carries a non-recourse mortgage note in the amount of $224,000, which bears interest at a rate of 7% and is due on August 1, 2004. Property is currently 100% occupied and stable.
4.	6-unit apartment building in Chicago, Illinois, acquired by Installment Agreement for Warranty Deed at a cost of $586,000, which carries a non-recourse first mortgage note in the amount of $131,000, which bears interest at a rate of 7% and is due on February 1, 2031, and a second mortgage note in the amount of $20,000, which bears interest at a rate of 6.25%, and is due on May 5, 2007. Property is currently unoccupied and scheduled for demolition. Supreme plans to erect a new, 5-unit townhome development on the site at a cost of $700,000. Construction will be financed with all equity and the townhome units will then be sold for approximately a$190,000 - $210,000 each. The existing mortgages will paid out of proceeds from the sale of the units.

Proposed Future Acquisitions

Supreme's strategy is acquire under-valued properties from banks, other institutional lenders, and/or third-party companies who have regained control through past defaults, foreclosures, delinquent tax sales, or other "distressed" situations. Supreme relies primarily on its relationships with banks, mortgage lenders, real estate developers, probate attorneys, and commercial real estate brokers who wish to dispose of these under-performing properties. Among the properties Supreme is currently considering:

88-acres, raw land, in University Park, Illinois, for acquisition and development of 280 townhouses and single-family homes in a new, suburban subdivision. Currently in negotiations with site owners under an Option to Purchase Agreement. Asking price, $2,600,000

27,000 SF office building in Tinley Park, Illinois (to be partially occupied as corporate headquarters). Currently in negotiations with builder/developer. Estimated construction cost, $2,700,000. Current market rents, $14 - $18/SF.

195-acre golf course in Crete, Illinois. Currently in negotiations with probate attorney representing estate of deceased owner and his heirs. Asking price $4,500,000
180-unit garden apartment complex in Charlotte, Nevada. Currently in due diligence review and investigation. Asking price, $2,800,000.
25,000 SF strip shopping center in Country Club Hills, Illinois. Currently in negotiations with mortgage holder's agent. Asking price $900,000.
A 300-slip boat marina and storage facility in Wilmington, Nevada. Development cost estimated a $3,600,000. Currently in negotiations with land owner and city officials for development rights along the coastal waterway.

Supreme must raise a significant amount of capital if it is to acquire any of the above mentioned properties given its current financial condition.

Acquisition Procedures

Prior to making any acquisitions, Supreme conducts an acquisition review and analysis. Supreme estimates the value of the property based upon a recent independent appraisal and a valuation report prepared by Supreme's V.P., of Acquisitions. Supreme makes an on-site inspection of the property, and where appropriate, Supreme requires further inspections by qualified engineers, architects, and environmental consultants. Supreme obtains all relevant data concerning the demographics of the location, rental rates, operating costs, taxes, etc. Supreme then has its legal counsel and title examiners review the title and any other documents that might affect title. The final report is then presented to the acquisition committee for approval or rejection based upon Supreme's policies and portfolio diversification and yield objectives.

The acquisition committee is made up of four officers and two members of the board of directors of Supreme, one of whom is an outside director.

Other Real Property Considerations

Real property investments are subject to varying degrees of risk. Yields from Supreme's real properties depend on their net income and capital appreciation. Property interests are also illiquid and their value may decrease. Therefore, Supreme has a limited ability to vary its property interests quickly in response to changes in economic or other conditions. In addition, provisions in the Internal Revenue Code and related regulations impose taxes on gains realized by REIT's from property held for sale in the ordinary course of business. These provisions may materially affect Supreme's ability to sell its property interests at an advantageous time.

Uninsured or underinsured losses may affect the value of, or Supreme's return from, its property interests. Supreme's properties have comprehensive insurance coverage in amounts Supreme believe are sufficient to permit the replacement of the properties in the event of total loss. There are certain types of losses that are uninsurable like, earthquakes, floods, other natural disasters, or acts of war and insurrection. Also, inflation, changes in local building codes or zoning laws may make the use of insurance proceeds for the replacement of a property impractical.

Financial Leverage

From time to time, Supreme may use secured debt financing to fund Supreme's real property investments when Supreme does not have sufficient capital available to enable it to acquire a particular property. Supreme will consider prudent debt-to-equity ratios and debt coverage ratios in Supreme's acquisition analysis, prior to any proposed acquisition. Supreme realizes that many times properties become "distressed" through the imprudent use of leverage and Supreme is cautious not to commit the same mistakes as the previous owner(s). It is Supreme's policy to limit the amount of debt used to acquire properties to less than 80% of the property's value.

Legal Proceedings

Supreme has not been party to any legal or regulatory proceedings since its inception nor is management of Supreme or Coronation aware of any such proceedings pending.

Market Price of Securities and Related Stockholder Matters

General.

The securities of Supreme are not listed for trading on a national securities market or quotation system.

As of May 27, 2003, Supreme had 43 stockholders of record holding 19,342,000 shares of common stock in the equity of Supreme.

Dividend Policy.

Supreme has not declared or paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

Recent Sales of Unregistered Securities.

On November 1, 2002, we issued 9,400,000 shares common stock of Supreme to two directors and officers of Supreme on exercise of stock options granted that year, for an aggregate total consideration of $94,000. We relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of these securities. All of these shares are "restricted" shares as defined in Rule 144 under the Securities Act of 1933, as amended. These shares may not be offered for public sale except under Rule 144, or otherwise, pursuant to Securities Act of 1933.

[Continued on Next Page]

The following table describes all common stock issued in the past three years:

Name	Date Issued	Original Investment	How Paid	# of Shares
Allison, Laverne & Christine	06-21-02	$ 2,000.	Cash	20,000
ALM KLM Enterprises	11-01-02	20,000.	Services	200,000
Banks, Willie Mae	12-20-01	7,500.	Services	75,000
Beasley, Eugene	12-20-01	10,000.	Services	100,000
Brown, Carlos	08-19-02	10,000.	Cash	20,000
Dashevsky, Jeffery	04-22-02	63,210	Services	632,100
Davis, Andrew	12-20-01	1,500.	Services	15,000
DUBAROS CORP.	11-06-02	11,000.	Cash	22,000
Elliott, Thomas	12-20-01 12-20-02	630,000	Cash & Services	10,000,000
Elliott, Portia	12-20-00	20,000.	Cash	200,000
Elliott, Jarred	12-20-01	5,000.	Gift	50,000
Fletcher, Antoinette	12-20-01	35,000.	Cash	350,000
Fouch, Brent	04/22/02	63,210	Services	632,100
Gastile-Tate, Valerie	12-20-01	2,500.	Services	25,000
Hale, Les	09-09-02	2,000.	Cash	20,000
Haywood, Frederic	06-21-02	5,000.	Cash	50,000
Head, Kerry	04-22-02	16,125	Services	161,250
Jones, Jennifer	12-20-01	2,000.	Services	20,000
Jones, Steven	08-19-02	2,000.	Cash	20,000
KIMBARK MANAGEMENT, LLC	12-04-02	5,000.	Cash	50,000
LeRoy, Jean	12-20-01	20,000.	Cash	200,000
Lloyd, Anthony	12-24-02	2,000.	Cash	4,000
Marshall, Kyle	11-22-02	5,000.	Cash	50,000
Palmore, Mary	12-10-02	2,500.	Cash	25,000
Reid, David Jr.	06-21-02	35,000.	Property	350,000
Reid, David III	06-21-02	5,000.	Gift	50,000
Richardson, Derwin Atty.	11-17-02	300,000.	Services	100,000
Roberts, Robert	12-20-01	2,500.	Services	25,000
Rose, Jailyn	12-20-01	5,000.	Gift	50,000
Sabree, Naim	11-22-02	10,000.	Property	100,000
Sales, S.L. and Marlene	09-09-02	2,500.	Cash	25,000
Singleteary, Steven	12-20-01	5,000.	Cash	50,000
Smith, Bruce	12-04-02	5,000.	Cash	50,000
Swain, John Sr.	12-20-00	35,000.	Cash	350,000
SUPREME CAPITAL FUNDING, INC.	04-22-02	100,000	Cash & Property	100,000
Thomas, Ron	11-12-02	2,000.	Cash	4,000
Thomas, Ron and Donna Gibson	11-12-02	4,000.	Cash	8,000
Tillman, Jimmy	12-20-01	10,000.	Property	100,000
Washington, Manuel	12-17-02	5,000.	Cash	25,000
Whittenburg, William	12-20-00	35,000.	Services	350,000
Williams, James	04-22-02	50,955	Services	509,550
YOREL CONSULTING, INC.	06-21-02	420,000.	Cash & Property	4,200,000
Youngblood, Kamisha	11-22-02	2,000.	Cash	10,000

TOTALS		1,976,500.		19,342,000

Equity Compensation Plan

The following table provides information as of December 31, 2002, with respect to Supreme's compensation plans under which its equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	-0-	-0-	-0-

Financial Statements

The audited financial statements of Supreme for the year ended December 31, 2002, is incorporated by reference into this information statement/prospectus and is attached as Exhibit 13.3.

Management Discussion and Analysis

Overview

Supreme began operations in January, 2001. Supreme acquired substantially all of the assets of its predecessor company, Supreme Property Management & Sales, Inc., and has operated as a realty and property management firm for two years. In 2002, Supreme discontinued operating as a property management firm, and continued to acquire properties for its own portfolio. As of May 27, 2003, Supreme owned a portfolio of four apartment buildings. The apartments are located in Chicago, Illinois and contain an aggregate of 28 units.

Supreme's principal business objective is to generate income for distribution to its stockholders from a combination of rents, fees, interest, and the proceeds from the sale of its portfolio investments. In 2003, Supreme expects to complete the merger of Supreme into Coronation, and will attempt to obtain a listing on either the OTC Bulletin Board or BBXchange and to raise additional financing either through an equity or debt offering(s) or bank loans. Supreme intends to use the proceeds of any additional capital raised to acquire "distressed" properties from banks and other institutional lenders, at a substantial discount to market value.

In January, 2003, Supreme applied for a mortgage banking license in the State of Illinois. Promptly on issuance of that license, Supreme intends to begin originating, purchasing, and selling mortgage loans through its wholly-owned subsidiary, Supreme Capital Funding, Inc.

Results of Operations

Revenues from Continuing Operations. Rental revenue increased to $176,864 for the year ended December 31, 2001 compared to $0 rental revenue for the year ended December 31, 2001. The increase in rental revenue can be attributed to the fact we were non-operational in 2001 and had acquired 28 apartment units which all but six were rented in 2002.

Fee income and other income decreased by $81,913 or 49.2% during these same periods primarily due to a reduction in fee income from reduction of real estate brokerage staff

Expenses from Continuing Operations. Total expenses from continuing operations increased from $161,224 for the year ended December 31, 2001 to $224,924 for the year ended December 31, 2002, a net increase of $63,700 described below.

Property, operating and maintenance increased by $79,805 for the year ended December 31, 2002 compared to the year ended December 31, 2001. This reflects the fact we now operate four apartment buildings. This cost is offset by the increase in revenue directly attributable to these properties.

Depreciation and amortization increased from approximately $11,480 for the year ended December 31, 2001 to $24,885 for the year ended December 31, 2002.

Interest expense increased by approximately $9,321 or 21% for the year ended December 31, 2002 compared to the year ended December 31, 2001 due to the interest rate on the mortgages associated with the apartment buildings acquired.

General and administrative costs decreased by approximately $8,011 or 22.9% for the year ended December 31, 2002 compared to the year ended December 31, 2001 primarily a result of lower utility costs and better operating efficiency.

Salaries, commissions and employees benefits decreased by approximately $11,064 or 38.53% for the year ended December 31, 2002 compared to the year ended December 31, 2001 directly as a result of reduced outlays for real estate brokerage commissions.

Net Income from Operations. Net income from operations for the year ended December 31, 2001 was $ 4,448 versus $29,5558 for the year ended December 31, 2002. Total funds from operation (adding back in depreciation and amortization) was $54,444 for the year ended December 31, 2002 as compared to $ $11,480 for the year ended December 31, 2001.

Liquidity and Capital Resources

For the years ended December 31, 2002 and December 31, 2001, Supreme's net cash provided by operating activities totaled ($102,780) and ($25,999), respectively.

As of December 31, 2002, Supreme's unrestricted cash resources were $2,000 as compared to $730 as at December 31, 2001. The cash flow from Supreme's existing properties will not fund its future liquidity requirements.

The principal source of Supreme's capital has been from funds received from operations and the use of non-recourse debt in association with the acquisition of its real properties. Supreme intends to use its future capital to pay for non-recurring expenses related to the preparation of an equity or debt offering and to acquire more properties.

Supreme intends to increase its liquidity by issuing different classes of convertible preferred stock or convertible debentures to institutional investors in future offerings and by using cash provided from operations of its mortgage banking subsidiary and rents from its properties. At present, Supreme has no plans to increase its borrowings or add any new bank debt liabilities.

Supreme intends to use the proceeds of any debt or equity to acquire more properties and to pay off the existing long-term liabilities. Further, as a REIT, Supreme will be required to distribute 90% of its taxable income in the form of dividends to its stockholders. That could limit the amount of cash Supreme will have available for other business purposes or to grow through the use of retained earnings.

Much of Supreme's ability to raise capital is dependent upon the relative attractiveness shares of a hybrid REIT, and the supply of shares of competitive REIT's currently trading in the marketplace. Management of Supreme believes that it has identified a unique niche in its market by acquiring "distressed" properties and under-performing real estate loans from banks and other lending institutions. Management of Supreme believes Supreme's unique advantage is the talent and experience of its management team in the areas of property management, loan workouts, and real estate sales so Supreme can add value to these otherwise undervalued properties and deliver exceptional returns to its stockholders.

Cash provided by operations, equity transactions, and borrowings from affiliates and lending institutions have generally provided the primary sources of liquidity to Supreme. Historically, Supreme has used these sources to fund operating expenses, satisfy its debt service obligations and fund distributions to stockholders.

Recent Accounting Pronouncements

In August 2001, the FASB issued Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 establishes a model for measurement and reporting the impairment of assets to be disposed of by sale and addresses accounting for a segment of a business accounted for as a discontinued operation. FAS 144 is effective for fiscal years beginning after December 15, 2001. Supreme has accounted for the write down of its real estate and discontinued operations segment in accordance with FAS 144.

In December 2002, the FASB issued Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure" ("FAS 148"), an Amendment of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 148 amends FAS 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation.

Changes and Disagreements with Accountants

Supreme has had no change in, or disagreements with, its principal independent accountant during the past two fiscal years or since its inception.

VOTING AND MANAGEMENT INFORMATION

Majority Stockholders Consent

As previously stated, we are not asking you for a proxy and you are requested not to send us a proxy. Stockholders holding more than 74% of the outstanding share of Supreme have approved the adoption of the merger agreement and the merger. As a result, no vote by the stockholders of Supreme will be taken as these actions have already been approved by the written consent of the stockholders of a majority of the outstanding shares of Supreme. as allowed by Section 7.10 of the Business Corporation Act of the State of Illinois. We have attached the form of stockholders' consent as Exhibit 99.a to this information statement/prospectus.

Coronation has only one stockholder of record and he is the sole director of Coronation. He has voted 100% of the issued and outstanding shares of Coronation for the adoption of the merger agreement, the merger, name change of Coronation to "Supreme Realty Investment Trust, Inc.", the appointment of new directors on close of the merger and related stock issuances to the merger.

Dissenter's Rights of Appraisal of Stockholders of Supreme

Under Illinois law, stockholders of Supreme's shares who do not vote in favor of the merger and who follow the procedures set forth under Illinois law may require the combined company to pay in cash the fair value of his or her shares as determined under Sections 11.65 and 11.70 of the Illinois Business Corporation Act. We have attached the text of Sections 11.65 and 11.70 of the Illinois Business Corporation Act to this document as Exhibit 4.3. In order to exercise those statutory rights, strict compliance with these statutory provisions is required. Each stockholder who may desire to exercise those rights should carefully review and adhere to those provisions.

A dissenting stockholder of Supreme who desires to pursue his or her rights to demand payment must deliver a written demand for payment to Supreme within twenty days of receiving this information statement/prospectus, demanding payment for his or her shares if the merger is completed.

The initial written objection of a dissenting stockholder of Supreme should be delivered to Supreme's office at: 431 E. 75th Street, Chicago, Illinois 60619 Attn: Thomas Elliott, President of Supreme. It is recommended that this objection be sent by registered or certified mail, return receipt requested.

A dissenting Supreme stockholder that delivers the required written demand for payment with Supreme prior to the transaction closing date need not have voted against the merger, but a vote in favor of the merger will constitute a waiver of that stockholder's statutory dissenter's rights.

Supreme will send to those stockholders delivering written demands for payment a statement of its estimate of the fair value of the Supreme's shares within the later of (a) 10 days after the effective date of the merger or (b) 30 days after such stockholder delivers a written demand for payment to Supreme. Financial information about Supreme required to be provided under Section 11.70 of the Illinois Business Corporation Act will accompany this statement. Supreme will also send such stockholders a commitment to pay for their shares at their estimated fair value, plus accrued interest, upon transmittal to Supreme of the certificates representing, or other evidence of ownership of, such shares. If the merger occurs, Supreme will pay to each dissenter who transmits to Supreme his or her certificate or other evidence of ownership the amount Supreme estimates to be the fair value of such dissenter's shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

A stockholder who does not agree with Supreme's estimate of fair value or the amount of interest due must notify Supreme in writing of the stockholder's estimate of the shares' fair value and the amount of interest due and demand payment for the difference and the interest due within 30 days from the delivery of Supreme's statement of its estimate of fair value. Stockholders who fail to notify Supreme of their estimate of fair value or the amount of interest due within this period will lose their rights to dispute the amounts estimated and determined by Supreme

If a stockholder and Supreme are unable to agree on the fair value of the shares and accrued interest within 60 days from delivery to Supreme of the stockholder's estimate of fair value and accrued interest, Supreme will either pay the difference in value that the stockholder demanded with interest or file a petition in the Circuit Court of Cook County, State of Illinois, requesting the court to determine the fair value of the shares and the interest due. Supreme will make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to any such proceeding and all parties will be served with a copy of the petition. Stockholders who do not live in Illinois may be served by registered or certified mail or by publication as provided by law.

If the court's determination of fair value and interest due exceeds the amount paid by Supreme, then each dissenting stockholder made a party to the proceeding is entitled to judgment for the difference plus interest. The court may appoint one or more persons as appraisers to receive evidence and to determine the fair value. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers. Fees and expenses of counsel and experts for any party are excluded. If the fair value of the shares as determined by the court materially exceeds the amount of Supreme's estimate, or if no estimate was made, then all or any part of such expenses may be assessed against Supreme. However, if a stockholder's estimated fair value materially exceeds the fair value that the court determines, then all or any part of such expenses may be assessed against the stockholder. Under certain circumstances, the court may also assess the fees and expenses of counsel and experts to a stockholder or to Supreme.

Interest of Directors and Officers of Supreme in the Merger

In considering the recommendation of the board of directors of Supreme, you should be aware that members of Supreme's management and of the board of directors of Supreme have interests in the merger that are different from, or in addition to, the interests of the Supreme's stockholders generally. The members of the board of directors of Supreme knew about these additional interests and considered them when they approved the reorganization agreement, such as:

As of May 27, 2003, directors and officers and their affiliates currently own approximately 74.44% of all outstanding shares of the shares of Supreme entitled to vote at for the merger and which did vote by consent resolution in favor of the merger;
On completion of the merger, Coronation may enter into employment arrangements with some or all of the executive officers of Supreme which, among other things, will enable such executive officers;

The directors and officers of Supreme may therefore have had different reasons to vote to approve the reorganization agreement and the merger than if they did not have these interests.

Interests of Director and Office of Coronation in the Merger

Mr. Miller, the sole director and officer of Coronation is an arm's length party to Supreme. He will not receive any personal advantage monetary or otherwise other than his share ownership of 1,350,000 shares of common stock which he will retain in Coronation.

Outstanding Shares and Voting Rights

Supreme.

At May 27, 2003 (the "record date"), Supreme had 19,342,000 shares outstanding. These are the securities that would have been entitled to vote if a meeting was required to be held. Each share is entitled to one vote. The outstanding shares of Supreme at the close of business on the record date for determining stockholders who would have been entitled to notice of and to vote on any matter submitted to stockholders at a meeting of stockholders, were held by approximately forty-three (43) stockholders of record. The majority stockholders have agreed by written consent in lieu of a stockholders meeting to the merger agreement and an escrow agreement which requires the agreement of a number of other stockholders. The complete text of the merger agreement and escrow agreement are attached as Exhibit 2 and Exhibit 4.3 respectively to this information statement/prospectus.

Coronation.

As at May 27, 2003 (the "record date"), Coronation had 5,000,000 shares of common stock outstanding held by one stockholder who voted for the merger agreement and related transactions, including changing the name of Coronation the appointment of new directors on close of the merger and returning to the treasury of Coronation 3,650,000 of those shares he currently holds on closing of the merger among other matters.

Record Date

The close of business on May 27, 2003, has been fixed as the record date for the determination of stockholders of Supreme and Coronation entitled to receive this information statement/prospectus.

Expenses of Information Statement/Prospectus

The expenses of mailing this information statement/prospectus will be borne by the Supreme, including expenses in connection with the preparation and mailing of this information statement/prospectus and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries may be requested to forward the information statement/prospectus to the beneficial owners of the stock held of record by such persons and that the Supreme will reimburse them for their reasonable expenses incurred in connection therewith.

Security Ownership of Certain Beneficial Owners and Management

Coronation.

The following table sets forth information concerning the ownership of shares of Coronation immediately before and after consummation of the merger agreement, with respect to stockholders who were known to the Board of Directors of Supreme and Coronation to be beneficial owners of more than 5% of the shares outstanding of each respective company as of May 27, 2003, and executive officers and directors of Coronation individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares and holds the shares directly.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Voting Stock(1)
	Before Share Exchange	After Share Exchange	Before Share Exchange	After Share Exchange
Harry Miller(2) 401 Detwiller Lane Bellevue, WA 98004	5,000,000	1,350,000	100%	4.5%
Thomas Elliott(3) 15 Iliad Drive Tinley Park, IL 60602	0	13,953,000	0%	46.53%
Jean LeRoy(4) 555 Barton Avenue Chicago, IL 60602	0	6,139,320	0%	20.47%
Director and Officers as a Group	5,000,000	20,092,320	100%	67%

Notes:
1.	Coronation only has one class of shares outstanding - common stock. The above table assumes 29,987,900 shares will be issued and outstanding on close of the merger agreement. This is an estimate as the shares to be issued to the stockholders of Supreme will be rounded up if they are an odd number.
2.	Mr. Miller is the sole director, officer and stockholder of Coronation as of the date of this information statement/prospectus. He will cease to be a director and officer of Coronation on close of the merger. He has agreed to return to treasury 3,650,000 shares he currently holds in Coronation as part of the merger.
3.	Mr. Elliott is expected to be a director, officer and 5% holder on close of the merger.
4.	Mr. LeRoy is expected to be a director, officer and 5% holder on close of the merger. He will hold 5,860,260 of his 6,139,320 shares in the name of Yorel Consulting, Inc. which is wholly-owned by Mr. LeRoy.

Supreme.

The following table sets forth information concerning the ownership of shares of Supreme as of May 27, 2003, with respect to stockholders who were known to the Board of Directors of Supreme to be beneficial owners of more than 5% of the shares outstanding and executive officers and directors of Supreme individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares and holds the shares directly.

Name and Address of Beneficial Owner	Nature of Ownership	Shares Beneficially Owned	Percent of Class
Thomas Elliott 15 Iliad Drive Tinley Park, IL 60477	Direct - Officer/Director	10,000,000	51.70%
Yorel Consulting, Inc. 27 N. Wacker Chicago, IL 60602	Investment Holding Co. for the benefit of Jean LeRoy	4,200,000	21.71%
Jean LeRoy, CFO 555 Barton Ave. Evanston, IL 60202	Direct- Officer/Director	200,000	1.03%
Directors and Officers as a Group		14,400,000	74.44%

Appointment of New Directors and Officers to Coronation

Mr. Harry Miller, the current director and officer of Coronation will resign his positions with the Coronation at the close of the merger agreement and two new directors, Messrs. Thomas Elliott and Jean LeRoy will be appointed as part of the merger transactions. All of the information set forth in this section regarding the "Election of Directors" pertains to those executives of Supreme who will become directors and officers of Coronation on the close of the merger agreement. Messrs Elliott and LeRoy' anticipated positions with Coronation post-merger, age and business experience is as follows:

Thomas Elliott, 48, JD, MBA

President/CEO

Mr. Elliott's background covers a broad spectrum of real estate and development activities including master planning, financing, site acquisition, zoning, development, management, and sales of several major residential and commercial properties throughout the United States.

More specifically, over the past 25 years, his duties have included performing feasibility studies and market analysis, arranging mortgage financing, providing contract administration, coordinating construction, and property management activities for single- and multi-family residential developments, elderly hi-rises, regional shopping malls, urban strip centers, and low-rise office complexes.

Prior to acquiring Supreme in January 2001, Mr. Elliott was self-employed as a real estate Attorney; as a Sr. Project Manager for Mesirow/Stein Real Estate Services, Inc.; and as Assistant Commissioner for the City of Chicago, - Dept. of Housing.

Mr. Elliott is a licensed real estate broker who also holds: Doctor of Jurisprudence (JD, Real Estate Law) Illinois Institute of Technology Chicago Kent College of Law; Master of Business Administration (MBA, Finance) Devry University Keller Graduate School of Management, Chicago, IL; and Bachelor of Science (BS, Bus. Admin/Econ.) Culver-Stockton College, Canton, MO.

Jean LeRoy, 35, BSEE, MBA

V.P., Investor Relations/Treasurer

Mr. LeRoy's background includes extensive experience in the design, development, implementation, integration, and customization of information technology and accounting systems for the financial services, computing, and communication industries. Over the past 14 years he has performed these services for a multitude of Fortune 500 companies and leaders in their respective industries.

Prior to coming to Supreme in January, 2002 Mr. LeRoy was employed as a system engineer for EMC Corp.; a management consultant for Adventis Corp; a senior network consultant for 3Com Corp.; and a technical consultant for BellSouth Wireless Data, Reuters of America, Inc., and Dictaphone Corporation.

Mr. LeRoy holds a Bachelor of Science (BS, Electronic Engineering) from Devry University and a Master of Business Administration (MBA, Finance) from DePaul University.

Other Officers and Significant Employees

The following table outlines the name, age, position and background of other officers and significant employees of Supreme:

Name	Age	Position with Supreme	Background
Carl Brown, MBA	35	V.P., Acquisitions July, 2002	Financial Analyst (1998 -Present)
Arthur Mooring	45	V.P., Property Mgmt July, 2002	Property Manager (2000 -Present)
Antonio Cadet, CPA	37	V.P Finance February, 2003	Staff Accountant (1988 -Present)

Supreme automatically renewed, its one-year employment agreements with its V.P. of Finance, V.P. of Property Management, and V.P. of Acquisitions. In the event of termination other than for cause, the contracted employee will receive a lump sum benefit equal to the average compensation in the three most highly compensated years. Upon termination, all options and rights to acquire common shares vest on the effective date of termination.

Family Relationships Among Directors

None.

Involvement in Certain Legal Proceedings.

During the past five years, none of the proposed directors or officers have been:

    a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;
    convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
    subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
    found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert.

Coronation will not initially have an audit committee financial expert serving on the new board of directors of Coronation or an audit committee at the time of the merger. Coronation intends to look at the feasibility and benefit of such an expert would add to Coronation. It is unlikely, however, Coronation will be able to attract an independent financial expert to serve on Coronation's board of directors at this stage of its development. In order to entice such a director to join Coronation's board of directors, Coronation would probably need to acquire directors' errors and omission liability insurance and provide some form of meaningful compensation to such a director; two things which the new board of directors of Coronation will examine the feasibility of these measures after the completion of the merger.

Code of Ethics.

Coronation adopted a Code of Ethics which was filed as Exhibit 21 to its Form 10-KSB filed March 31, 2003. The public may obtain a copy of Coronation's Code of Ethics on written request without charge from Coronation at either: P.O. Box 741, Bellevue, Washington, 98009; or from Supreme's office at 431 E. 75th Street, Chicago, Illinois 60619 which will become Coronation's office on close of the merger.

Executive Compensation

Summary of Compensation of Executive Officers.

No compensation of any kind was paid to Coronation's sole officer and director, Mr. Harry Miller, over the last three years.

The current board of directors of Supreme will become the board of directors of Coronation on closing of the merger. The following table summarizes the compensation paid to Supreme's President and Chief Executive Officer during the last three complete fiscal years. No other officer or director received annual compensation in excess of $100,000 during the last three complete fiscal years.

Summary Compensation Table

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen- sation
		Salary	Bonus	Other Annual Compen- sation	Awards		Payouts
					Securities Under Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts
Thomas Elliott, President, CEO and Director	2002 2001 2000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	5,000,000 5,000,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil
Jean LeRoy, CFO	2002 2001 2000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	4,400,000 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil

Stock Options/SAR Grants.

No grants of stock options or stock appreciation rights were made during the fiscal year ended December 31, 2002 to Coronation's named executive officers or any other parties.

Supreme issued an aggregate total of 9,400,000 stock options which were immediately exercised for 9,400,000 shares in Supreme.

[Continued on Next Page]

Aggregate Option/SAR Exercises

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Thomas Elliott, President, CEO and Director	5,000,000	50,000	0/0	0/0
Jean LeRoy, CFO	4,400,000	44,000	0/0	0/0

Long-Term Incentive Plans.

There are no arrangements or plans in which Coronation does or will provide post-merger pension, retirement or similar benefits for directors or executive officers, except that Coronation's directors and executive officers may receive stock options at the discretion of its board of directors. Coronation does not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to its directors or executive officers, except that stock options may be granted at the discretion of Coronation's board of directors.

Compensation of Directors.

Coronation has no plans or arrangement pursuant to which its directors are to be compensated for their services in their capacity as directors except for the granting from time to time of incentive stock options. The board of directors may award special remuneration to any director undertaking any special services on behalf of Coronation other than services ordinarily required of a director. Other than indicated in this information statement/prospectus, we do not anticipate that any director will receive and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment or Change of Control.

Coronation has no plans or arrangements in respect of remuneration received or that may be received by its proposed executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Certain Relationships and Related Transactions

There have been no related party transactions, or any other transactions or material relationships between Supreme and the proposed board of directors or Coronation and the proposed board of directors and none is anticipated.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

The Articles of Incorporation of Coronation allows Coronation on a case by case basis to indemnify the directors and officers of Coronation to the fullest extent permitted by Nevada law. Nevada law presently provides that in the case of a non-derivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Nevada law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defence or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its stockholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

The agreement and plan of exchange and reorganization (the "merger agreement") described in this registration statement provides for Coronation and Supreme to indemnify and hold harmless, any officer, director, or employees of Coronation or Supreme against losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any threatened or actual claim, action, suit, proceeding or investigation.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING CORONATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

2	Agreement and Plan of Exchange and Reorganization dated as of March 31, 2003 by and among Coronation Acquisition Corp. and Supreme Property, Inc.
3.1	Articles of Incorporation as amended of Coronation Acquisition Corp. (incorporated by reference to Exhibit 3.1 of Coronation's Form 10SB Registration Statement, filed on April 30 2002).
3.2	Articles of Amendment of Coronation Acquisition Corp. (incorporated by reference to Exhibit 3.2 of Coronation's Form 10SB Registration Statement, filed on April 30 2002).
3.3	Bylaws of Coronation Acquisition Corp. (incorporated by reference to Exhibit 3.3 of Coronation's Form 10SB Registration Statement, filed on April 30 2002).
3.4	Articles of Incorporation of Supreme Property, Inc.
3.5	Articles of Amendment of Supreme Property, Inc.
3.6	Bylaws of Supreme Property Inc.
4.1	Specimen Common Stock Certificate of Coronation Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Coronation's Form 10SB Registration Statement, filed on April 30 2002).
4.2	Escrow Agreement of Former Supreme Property, Inc. Stockholders
4.3	Illinois Dissenter's Rights
13.1	Audited Financial Statements of Coronation Acquisition Corp. for year ended December 31, 2002 (incorporated by reference from Coronation's Form 10-KSB filed on March 31, 2003).
13.2	Unaudited Financial Statements of Coronation Acquisition Corp. for period ended March 31, 2003 (incorporated by reference from Coronation's Form 10-QSB/A filed on May 19, 2003).
13.3	Audited Financial Statements of Supreme Property, Inc. for year ended December 31, 2002.
21	Subsidiaries of Supreme Property, Inc.
23	Consent of Richard Walker and Co.
99.a	Form of Written Consent of Majority Stockholders of Supreme Property, Inc.

Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
      (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes:

(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(4)	To respond to requests for information that is incorporated by reference into the information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(5)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 27, 2003

CORONATION ACQUISITION CORP.

By	/s/ Harry Miller

Harry Miller, President, Secretary & Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Thomas Elliott

Thomas Elliott, President
SUPREME PROPERTY, INC.

May 27, 2003
/s/ Harry Miller

Harry Miller, President, Secretary & Treasurer
CORONATION ACQUISITION CORP.

May 27, 2003